As filed with the Securities and Exchange Commission on December ___, 2002
                                                      Registration No. 333-97255
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------

                                   FORM SB-2/A
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933



                             Resolve Staffing, Inc.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

         Nevada                           7363                     33-0860639
----------------------------   ----------------------------  -------------------
(State or other jurisdiction   (Primary Standard Industrial    (I.R.S. Employer
   of incorporation                  Classification          Identification No.)
   or organization)                   Code Number)


                       105 North Falkenburg Road, Suite B
                                 Tampa, FL 33619
                              Phone: (813) 662-0074
    ------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                      Donald E. Quarterman, Jr., President
                           c/o Resolve Staffing, Inc.
                       105 North Falkenburg Road, Suite B
                                 Tampa, FL 33619
                             Phone: (813) 662-0074
            --------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                 With Copies to:

                             Herbert H. Sommer, Esq.
                             Sommer & Schneider LLP
                          595 Stewart Avenue, Suite 710
                              Garden City, NY 11530
                              Phone: (516) 228-8181


                       310 East Harrison, Tampa, Fl 33602
           ----------------------------------------------------------
          (Former name or former address if changed since last report)


Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                               CALCULATION OF REGISTRATION FEE


                                           Proposed           Proposed
                                           maximum            maximum
Title of securities     Amount to          offering price     aggregate          Amount of
to be registered        be registered      per share          offering price     registration fee(1)
----------------        -------------      ---------         ---------------     -------------------
Common Stock (2)          1,962,681          $0.50            $   981,341.00      $  93.10

Common Stock (3)          1,694,079           0.25                423,519.75         31.21


TOTAL                     3,656,760                           $ 1,404,860.75      $ 124.31

------------

(1) The fee with respect to these shares has been calculated pursuant to Rules 457 under the Securities Act of 1933. There is no present public market for the shares.

(2) Shares offered by affiliate selling security holders at a fixed price of $.50 per share. Of these shares, 1,158,600 may be acquired by such selling security holders for $.15 per share upon the exercise of outstanding warrants.
(3) Shares offered by non-affiliate selling security holders, initially at a fixed price of $.25 and, if an when a market develops for shares, at prevailing market prices. Of these shares, 512,000 shares may be acquired by such selling security holders for $.15 per share upon the exercise of outstanding warrants and 111,500 shares may be acquired upon the conversion of outstanding convertible debentures.

(4)      Offered by Selling Security holders.

                                -----------------

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 SUBJECT TO COMPLETION, DATED DECEMBER ___, 2002


                               P R O S P E C T U S

                                -----------------


                                3,656,760 Shares
                             Resolve Staffing, Inc.
                                  Common Stock
                                -----------------

         This prospectus relates to the offer and sale from time to time of up to 3,656,760 shares of our common stock by the security holders named in this prospectus. Some security holders own common stock and others would acquire shares if they exercise outstanding warrants at $.15 per share or convert outstanding convertible debentures at $.10 per share. Each selling security holder will be deemed an underwriter of the shares of stock which they are offering. There are 4,256,600 shares issuable by us upon the exercise of outstanding warrants and 111,500 shares issuable by us upon the conversion of outstanding convertible debt securities. All of the shares issuable upon conversion of the debentures and 1,750,000 of the shares issuable upon the exercise of the warrants may be offered by selling security holders by means of this prospectus.

         The non-affiliated holders may offer a total of 1,582,579 shares, of which 591,400 shares may be acquired by them upon the exercise of outstanding warrants and 111,500 shares may be acquired by them upon the conversion of outstanding convertible debentures. Cristino Perez, William A. Brown Family Trust, and Global Partners, LLC, who are the affiliated holders, may offer up to 1,962,681 shares, of which 1,158,600 shares may be obtained upon the exercise of warrants. Initially, all non-affiliated selling security holders may resell shares of common stock at $.25 per share. If shares of common stock are quoted on the Over-the-Counter, Electronic Bulletin Board (the "Bulletin Board"), the proposed Bulletin Board Exchange ("BBX"), the "Pink Sheets" or other market, holders who are not affiliated with our Company may resell common stock in any market in which the shares are trading at the prevailing market price or in negotiated transactions. The remaining 1,962,681 shares may be offered from time to time by the above named affiliates of our company who are "underwriters" of this offering, at $.50 per share. These prices were arbitrarily determined and bear no relationship to the book value, market value or any other recognized criteria for valuing shares. There is no market for the shares of our common stock and no such market may ever develop.

         Our executive offices are located at 105 North Falkenburg Road, Suite B, Tampa, Florida 33619, and our telephone number is (813) 662-0074.


                                -----------------

         Investing in our common stock involves significant risks. See "Risk Factors" beginning on page 4.

                                ----------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                -----------------

         The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.



               The date of this prospectus is December ___, 2002.

                                TABLE OF CONTENTS

                                                                          Page

About Resolve Staffing, Inc ...........................................
Special Note Regarding Forward Looking Statements......................
Special Note Regarding Recent Changes in the Common Stock..............
Risk Factors  .........................................................
Use of Proceeds .......................................................
Market for the Registrant's Common Stock and Related
  Shareholder Matters..................................................
Management's Discussion and Analysis or Plan of Operation..............
Business...............................................................
Management.............................................................
Summary Compensation Table.............................................
Security Ownership of Certain Beneficial Owners and Management.........
Certain Relationships and Related Transactions.........................
Selling Security Holders ..............................................
Plan of Distribution
Description of Securities..............................................
Legal Matters .........................................................
Experts ...............................................................
Available Information .................................................


         You should rely only on the information contained in this prospectus. Neither we nor any of the selling security holders have authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may be accurate only on the date of this prospectus.

         If it is against the law in any state to make an offer to sell the shares (or to solicit an offer from someone to buy the shares), then this prospectus does not apply to any person in that state, and no offer or solicitation is made by this prospectus to any such person.


         Until (insert date 90 days after the effective date), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               Prospectus Summary

         You should read this summary together with the other information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information that you should consider before buying our common stock.


About Resolve Staffing, Inc.

         We are a staffing services firm providing client with professional, clerical, light industrial, and technical personnel on a permanent, contract and temporary placement basis. We presently target 87 companies in the Tampa, Florida area and provide technical, clerical, administrative, accounting, sales, human resources and light industrial staff.

         Our company (formerly Columbialum Staffing, Inc., and Columbialum, Ltd.) was organized in Nevada in April 1998 as a "blank check" or "shell" company whose primary purpose was to merge with or acquire one or a number of small private companies. On September 27, 2001, a limited liability company controlled by Rene Morissette, acquired 97.4% of the outstanding common stock of the company, changed management, and, in November 2001, entered into an agreement to acquire Integra Staffing, Inc. We acquired Integra in December 2001 and its staffing business is the core of our business at the present time.

         Integra was organized in August 1999 and, as of March 31, 2002, provided approximately 42 flexible staffing personnel monthly in the Tampa, Florida area. We plan to grow our business through the acquisition of private companies that compliment each other and increased marketing efforts.


About the Offering

         There were 4,821,069 shares of our common stock outstanding on December 4, 2002. The shares to be offered include shares which may be obtained by the selling security holders upon the exercise of outstanding warrants or the conversion of outstanding convertible debt. If all such securities are issued by us there would be 9,189,169 shares outstanding, assuming no other issuances by us. This offering is made by selling security holders only, who are not obligated to make any sales. Sales by selling security holders that are affiliates of the company may be made at $.50 per share. The other selling security holders will initially offer shares for $.25 per share until our shares are quoted on the Bulletin Board, BBX or some other quotation medium and thereafter at prevailing market prices or privately negotiated prices. We will not receive any proceeds from the sale of shares by selling security holders and will pay all of the expenses of this offering, estimated to be $40,000.

Summary Financial Data

         Because the following is a summary, it does not contain all of the financial information that may be important to you. You should also read carefully all the information contained in this prospectus, including the financial statements and their explanatory notes.


                                                              SELECTED FINANCIAL DATA


                                          Nine Months Ended                  Year Ended                      Year Ended
                                          September 30, 2002              December 31, 2001              December 31, 2000
Income Statement:                                      Percent                         Percent                        Percent
                                          2002         of sales          2001          of sales          2000         of sales
                                      -------------  ------------    --------------    ----------    -------------    ----------
Revenues                                $  303,531          100%         $ 471,821          100%         $556,267          100%
Direct Cost of Revenues                 $  211,526           72%         $ 359,742           76%         $351,263           63%
Gross Profit                            $   92,005           28%         $ 112,079           24%         $205,004           37%
Operating Expenses                      $  340,096          144%         $ 380,329           81%         $304,066           55%
      Loss before income taxes          $ (248,091)        (114%)        $(268,250)         (57%)        $(99,062)         (18%)
Other income                            $   (9,921)          (4%)        $ (21,272)          (4%)        $    (45)          (0%)
Net loss                                $ (258,012)        (118%)        $(289,522)         (61%)        $(99,107)         (18%)
Net loss per share - basic              $     (.13)                      $   (3.47)                      $  (2.65)
Net loss per share - fully diluted      $     (.04)                      $    (.05)                      $   (.02)

Balance Sheet:                      September 30, 2002               December 31, 2001                 December 31, 2000
Current assets                          $  156,121                          $ 57,853                       $ 80,364
Current liabilities                     $  120,179                          $ 59,961                       $ 93,627
Working capital                         $   35,942                          $ (2,108)                      $(13,263)
Property & equipment                    $   18,700                          $ 20,180                       $  8,007
Total assets                            $  174,488                          $ 78,033                       $ 88,371
Stockholders' equity                    $   54,309                          $ 18,072                       $ (5,256)


                                                                      4


            SPECIAL NOTE REGARDING RECENT CHANGES IN THE COMMON STOCK

         On May 29, 2002, we filed an amendment to our articles of incorporation to reverse split our outstanding common stock one-for-thirty. All share and per share amounts in this prospectus have been adjusted to reflect this change.


                                  RISK FACTORS

         An investment in our common stock involves risks. You should carefully consider the risks described below and the other information in this prospectus before you decide to buy our common stock. You could lose all or part of your investment as a result of these risks.


Risks Related to Our Business


We have a limited operating history and may not be able to address the uncertainties, expenses and difficulties encountered by companies in their early stages of development


         We were incorporated in April 1998, and through Integra, have only been engaged in the staffing business since August 1999. We have a limited operating history upon which an investor may evaluate our business and prospects. Our potential for future profitability must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in rapidly evolving markets, such as staffing services in general and those catering to small to medium businesses in particular. We may not successfully address any of these risks. If we do not successfully address these risks, we may sustain unanticipated losses.


We have lost money in each quarter since inception. We expect future losses and may never become profitable


         We have incurred net losses from operations in each quarter since inception. Our net loss for the nine months ended September 30, , 2002 was $ 258,012 and as of September 30, 2002, had an accumulated deficit of $ 665,414 . We expect to continue to incur losses for the foreseeable future. We expect to increase significantly our operating expenses in the near future as we attempt to build our brand, expand our customer base and make acquisitions. To become profitable, we must increase revenue substantially and achieve and maintain positive gross margins. We may not be able to increase revenue and gross margins sufficiently to achieve profitability.

Unless we find a new working capital funding source, we risk losing employees, customers and workers' compensation coverage

         We pay our flexible staffing employees on a weekly basis. However, on average, we receive payment for these services from our customers 30 to 60 days after the date of invoice. As we establish or acquire new offices, or as we expand existing offices, we will have increasing requirements for cash to fund these payroll obligations. Our primary sources of working capital funds for payroll-related and workers' compensation expenditures have been loans or private placements of securities to individuals, including certain of our shareholders. If we do not obtain an institutional financing source and we are unable to secure alternative financing on acceptable terms, we will lose employees, customers, and may be unable to pay payroll-related premiums.

We are subject to government regulations and any change in these regulations, or the possible retroactive application of these regulations could result in additional tax liability

         As an employer, we are subject to all federal, state and local statutes and regulations governing our relationships with our employees and affecting businesses generally, including our employees assigned to work at client company locations (sometimes referred to as worksite employees). Professional employer organizations, or PEOs, provide their clients with a range of services consisting of payroll administration, benefits administration, unemployment services and human resources consulting services. PEO's become co-employers with their clients as to the clients' worksite employees, with employment-related liabilities contractually allocated between the PEO's and their clients. We may be subject to certain federal and state laws related to PEO services. Because many of these laws were enacted before the development of alternative employment arrangements, such as those provided by PEOs and other staffing businesses, many of these laws do not specifically address the obligations and responsibilities of non-traditional employers. Interpretive issues concerning these relationships have arisen and remain unsettled. Uncertainties arising under the Internal Revenue Code of 1986, as amended, include, but are not limited to, the qualified tax status and favorable tax status of certain benefit plans we and other alternative employers provide. The unfavorable resolution of these unsettled issues could result in additional tax liability. In addition, the Internal Revenue Service has formed an examination division, market segment specialization program, to examine PEOs throughout the United States.

Our employee related costs are significant and, if increased, and we are unable to pass these costs on to our customers, will increase our cost ob doing business

         We are required to pay a number of federal, and state payroll taxes and related payroll costs, including unemployment taxes, workers' compensation insurance premiums and claims, Social Security, and Medicare, among others, for our employees. We also incur costs related to providing additional benefits to our employees, such as insurance premiums for health care. Health insurance premiums, unemployment taxes and workers' compensation insurance premiums and costs are significant to our operating results, and are determined, in part, by our claims experience. We attempt to increase fees charged to our customers to offset any increase in these costs, but we may be unable to do so or we may lose customers if we do. If the federal or state legislatures adopt laws specifying additional benefits for temporary workers, demand for our services may be adversely affected. In addition, workers' compensation expenses are based on our actual claims experiences in each state and our actual aggregate workers' compensation costs may exceed estimates.

We may be exposed to employment related claims and costs because we cannot control the work environment


         Temporary staffing companies, such as ours, employ people in the workplace of their customers. This creates a risk of potential litigation based on claims by customers of employee misconduct or negligence, claims by employees of discrimination or harassment, including claims relating to actions of our customers, claims related to the inadvertent employment of illegal aliens or unlicensed personnel, payment of workers' compensation claims and other similar claims. We may be held responsible for the actions at a job site of workers not under our direct control.

We experience intense competition in our industry, which could limit our ability to maintain or increase our market share or profitability


         The flexible staffing market is highly competitive, with limited barriers to entry. Several very large full-service and specialized temporary labor companies, as well as small local and regional operations, compete with us in the flexible staffing industry. Competition in the staffing market is intense, and both competitors and customers create price pressure. We expect that the level of competition will remain high in the future, which could limit our ability to maintain or increase our market share or profitability.

If we do not attract temporary workers to fill the jobs we offer we will lose customers


         We compete with other temporary personnel companies to meet our customer's needs. We must continually attract reliable temporary workers to fill positions and may from time to time experience shortages of available temporary workers. During periods of increased economic activity and low unemployment, the competition among temporary staffing firms for qualified personnel increases. Many regions in which we operate are experiencing historically low rates of unemployment and we have experienced, and may continue to experience, significant difficulties in hiring and retaining sufficient number of qualified personnel to satisfy the needs of our customers. Also, we may face increased competitive pricing pressures during these periods of low unemployment rates.

We will require significant additional capital in the future, which may not be available on suitable terms, or at all

         The expansion and development of our business will require significant additional capital, which we may be unable to obtain on suitable terms, or at all. We estimate that $125,000 will be required to fund current operations and that an additional $750,000 will be necessary to support acquisitions. If we are unable to obtain adequate funding on suitable terms, or at all, we may have to delay, reduce or eliminate some or all of our advertising, marketing, acquisition activity, general operations or any other initiatives. We will require substantial additional funds to carry out and expand our planned staffing activities. During the next 12 months, we expect to meet our cash requirements with existing cash, cash equivalents bank and private financing, and the proceeds of future private placements of our securities. We plan to seek lines of credit secured by our accounts receivable. If we issue convertible debt or equity securities to raise additional funds, our existing stockholders will be diluted.


We have risks associated with potential acquisitions or investments including the inability to successfully integrate and manage acquired businesses


         In the future, we plan to expand our operations through acquisitions of small and medium size private companies, or divisions or segments of major private and public companies. We will do this to:

         o        recruit well-trained, high-quality professionals;
         o        expand our service offerings;
         o        gain additional industry expertise;
         o        broaden our client base; and
         o        expand our geographic presence.


         We may not be able to integrate successfully businesses which we may acquire in the future without substantial expense, delays or other operational or financial problems. We may not be able to identify, acquire or profitably manage additional businesses.

Our plan to make acquisitions may divert management's attention from day-to-day business operations

         If we are able to identify acquisition candidates, management's time and attention will be diverted from such activities as sales, marketing and tailoring staffing solutions to meet customer's needs. If management is not able to address these day-to-day operational task, we may lose customers or fail to increase revenue.

Acquisition activities may cause us to lose key personnel

         We cannot predict the effect of potential acquisitions on the morale and effectiveness of key personnel. Conflicts between our existing key personnel and personnel of an acquired company may cause us to lose key personnel. Perceived changes in opportunities for career advancement because of the acquisition of a company with more experienced personnel may lose key personnel as well. If such persons leave and had well developed working relationships with certain customers, we may lose some customers.

Acquisition activities may cause us to lose existing customers because of conflicts or service problems

         The clients of companies we may acquire may be in the same or similar businesses with our existing clients. Although we do not enter into agreements to restrict the type of business which we service, providing staff services to existing clients' direct competition may cause such existing clients to look elsewhere for staffing services.

Risks Related to Our Offering

There is no trading market for our common stock

         There is no trading market for our common stock and no market may exist for our common stock after the effective date of this prospectus. We plan to assist broker-dealers in complying with Rule 15c2-11 of the Securities Exchange Act of 1934, as amended, so that such brokers can trade our common stock in the Over-The-Counter Electronic Bulletin Board (the "Bulletin Board") and plan to attempt to list our common stock on the "Bulletin Board Exchange" ("BBX") proposed by the Nasdaq Stock Market, if it replaces the Bulletin Board. We cannot assure investors that any broker-dealer will actually file the materials required in order for such Bulletin Board trading to proceed or that we will be able to list our common stock on the BBX.

Investors may find it difficult to trade our common stock on the Bulletin Board


         We currently do not meet the requirements for listing on NASDAQ Small-Cap market or any national stock exchange. Even if our common stock trades on the Bulletin Board, an investor may find it difficult to sell or to obtain accurate quotations as to the market value of our common stock. Furthermore, our common stock will also be subject to certain rules promulgated by the SEC under the Securities Exchange Act of 1934 for "penny stock." These rules require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock. Generally, a penny stock is any non-National Market listed equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Our common stock will meet the definition of a penny stock. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from affecting transactions on our common stock and may limit the ability of purchasers of our common stock to resell our common stock in a secondary market.


If plans to phase-out the OTC Bulletin Board are implemented, we may not qualify for listing on the proposed Bulletin Board Exchange or any other marketplace, in which event investors may have difficulty buying and selling our securities

         We understand that, in 2003, subject to approval of the Securities and Exchange Commission, The NASDAQ Stock Market intends to phase out the OTC Bulletin Board, and replace it with the BBX. As proposed, the BBX will include an electronic trading system to allow order negotiation and automatic execution. The NASDAQ Stock Market has indicated its belief that the BBX will bring increased speed and reliability to trade execution, as well as improve the overall transparency of the marketplace. Specific criteria for listing on the BBX have not yet been announced, and the BBX may provide for listing criteria which we may not meet. If the OTC Bulletin Board is phased out and we do not meet the criteria established by the BBX, there may be no transparent market on which our securities may be included. In that event, investors may have difficulty buying and selling our securities and the market for our securities may be adversely affected thereby.



Our principal stockholders, officers and directors will own a controlling interest in our voting stock

         Upon completion of this offering our officers, directors and stockholders with greater than 5% holdings will, in the aggregate, beneficially own approximately 83% of our outstanding common stock. As a result, these stockholders, acting together, will have the ability to control substantially all matters submitted to our stockholders for approval, including:

         o        election of our board of directors;
         o        removal of any of our directors;
         o        amendment of our certificate of incorporation or bylaws; and
         o adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

         These stockholders will have substantial influence over our management and our affairs.


There are a large number of shares underlying our warrants that may be available for future sale and the sale of these shares may cause the price of our stock to drop

         As of December 4, 2002, we had 4,821,069 shares of common stock issued and outstanding. We also had convertible debentures and warrants outstanding that may be exercised or converted into 4,368,100 shares of common stock. All 3,656,760 of the shares offered, including all of the shares issuable upon exercise of our warrants and conversion of our debentures, may be sold without restriction. The sale of these shares may cause the market price of our common stock to drop. The issuance of shares upon conversion or exercise of the warrants may result in substantial dilution to the interests of other stockholders.


                                 USE OF PROCEEDS

         The selling security holders will sell all of the shares of common stock offered by this prospectus. Accordingly, we will not receive any of the proceeds from the sale of these shares. We may receive proceeds from the exercise of warrants for cash rather than by the exercise of "net exercise provisions" contained in the warrants. We will use such proceeds, if any, for general working capital purposes.

                  MARKET FOR THE REGISTRANT'S COMMON STOCK AND
                           RELATED SHAREHOLDER MATTERS

Market information

         Our securities do not currently, and have not in the past, traded on any public market. Thus, there is currently no market for our securities and there can be no assurance that a trading market will develop or, if one develops, that it will continue or provide liquidity into which shares may be sold.

Number of shareholders


         The number of shareholders of record of our common stock as of the close of business on June 30, 2002 was 31.


Dividend policy

         To date, we have declared no cash dividends on our common stock, and we do not expect to pay cash dividends in the near term. We intend to retain future earnings, if any, to provide funds for operation of our business.

Recent sales of unregistered securities

         On November 16, 2001, we issued an aggregate of $7,300 principal amount of 5% convertible subordinated debentures due December 31, 2002 to 26 individuals and entities, each of whom were accredited investors pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended (the "Securities Act"). The transaction was made directly by our officers and directors without a placement agent. The debentures were converted into 248,366 shares of our common stock which may be sold by using this prospectus.

         On December 6, 2001, we issued an aggregate of $11,150 of 6% convertible subordinated debentures due June 30, 2003 to 104 accredited and 32 non-accredited investors pursuant to Rule 506 of Regulation D under the Securities Act. No placement agent was employed for this offering. The debentures are convertible into restricted shares of our common stock for $.10 per share that may result in the issuance of up to 111,500 shares which may be sold by using this prospectus.

         On December 10, 2001, we issued 50,000 shares of our restricted common stock to six individuals in exchange for all of the outstanding capital stock of Integra, which exchange was exempt under Section 4(2) of the Securities Act.

         On January 21, 2002, we issued 3,334 shares of our restricted common stock to Apogee Business Consultants, LLC pursuant to our consulting agreement with them. The shares were issued pursuant to Section 4(2) of the Securities Act.

         In March 2002 we issued $100,000 principal amount of 18% Subordinated Convertible Notes due October 1, 2002 to two investors pursuant to Rule 506 of Regulation D (described below). We permitted the holders of these notes to exchange the notes for units consisting of shares of common stock and the warrants, at face value.


         On June 24, 2002, we issued 5,000,000 units to 19 accredited investors pursuant to Rule 506 of Regulation D. The units each consisted of one share of common stock and one warrant. The consideration we received consisted of cash, the notes described above, relieving us from an obligation to repay certain debt or a combination of these items equal to $.04 per unit for an aggregate of $200,000. Of the $200,000 received, $40,000 was in cash, $100,000 was the notes and we were relieved of $60,000 of debt. We issued 1,000,000 units for cash, 2,500,000 units in exchange for the notes and 1,500,000 units in exchange for relief of the debt. The securities were offered by our directors and no commissions were paid. Only 1,750,000 of the 5,000,000 shares which may be issued upon the exercise of the warrants and 990,500 shares issued as part of the units may be sold using this prospectus.

Shares Eligible for Future Sale

         We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock, including shares issued upon exercise of outstanding warrants or upon the conversion of outstanding convertible securities, in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

         All of the shares sold in this offering will be freely tradable, except that any shares acquired by our affiliates, as that term in is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below. Any of our affiliates that are selling security holders may not acquire shares sold in this offering until their distribution is completed. Based on shares outstanding as of September 30, 2002, the remaining 3,025,809 shares of common stock will be deemed restricted securities as defined under Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 144(k) promulgated under the Securities Act, which rules are summarized below. Subject to the provisions of Rules 144 and 144(k), additional shares will be available for sale in the public market as follows:


                  Number of Shares                          Date
                  ----------------                          ----
                          27,559                   September 27, 2003
                          10,250                   December 12, 2002
                       2,988,000                   June 24, 2004

         In addition, up to 3,250,000 shares of our common stock are issuable upon exercise of warrants and all 111,500 shares are issuable upon conversion of convertible securities, which have not been included in this registration. These shares would be tradeable in the public market one year after the date of exercise in the case of the warrants and one year after the date the convertible securities were issued, assuming compliance with the other provisions of Rule 144.

         Rule 144. In general, under Rule 144 as currently in effect, a person, or group of persons whose shares are required to be aggregated, who has beneficially owned shares that are restricted securities as defined in Rule 144 for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed:

         o 1% of the then outstanding shares of our common stock, which will be approximately 48,200 shares prior to this offering and 99,300 assuming all of the outstanding warrants and convertible securities were executed.

         In addition, a person who is not deemed to have been an affiliate at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell these shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from one of our affiliates, a person's holding period for the purpose of effecting a sale under Rule 144 would commence on the date of transfer from the affiliate.

         Stock Options. As of September 30, 2002 there were no options to purchase our common stock outstanding under our 2002 Equity Incentive Plan. We intend to file a registration statement on Form S-8 under the Securities Act to register all 3,000,000 shares of our common stock subject to the Plan, all shares of our common stock issued upon exercise of stock options and all shares of our common stock issuable under our stock option plans. Accordingly, shares of our common stock issued under these plans will be eligible for sale in the public markets, subject to vesting restrictions and the lock-up agreements described above.

Registration Rights

         Demand Registration Rights. The holders of 2,618,100 warrants, are entitled to request us to register their shares of common stock and common stock issuable upon the exercise of the warrants or conversion of the debentures under the Securities Act. Under the terms of a Registration Rights Agreement entered into between us and these holders, the holders of registrable securities constituting at least 51% of the total shares of registrable securities may request that we register all or any portion of the shares held by such requesting holder or holders. In such an event, all remaining holders of these rights (excluding holders of shares not previously converted from preferred stock) are entitled to notice of the registration and have the right to request us, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their registrable shares in the registration as well. We are obligated to register such shares up to a maximum of one time under this agreement.

         To the extent that the managing underwriter is of the opinion that the inclusion of all of the shares requested to be registered under this demand right would adversely affect the marketing of such shares, after any shares to be sold by us have been excluded, shares to be sold by the holders of the registrable securities will be reduced pro rata based on their ownership of such registrable securities.

         Piggyback Registration Rights. The holders of registrable securities have also been provided piggyback registration rights which apply when we register shares (but not when registration occurs pursuant to a Form S-4, S-8 or other form not available for registering restricted stock for sale to the public).

         Lock-up. This registration rights agreement also provides that if requested in writing by the underwriter for the underwritten public offering of our securities, each holder of restricted stock (as defined in the agreement) who is a party to the agreement shall agree not to publicly sell any shares of restricted stock or other shares of common stock without the consent of the underwriters for a period of not more than 180 days following the effective date; provided all of the selling stockholders in the offering and our directors and officers have agreed to be similarly bound. In an amendment to the registration rights agreement, each stockholder will agree to refrain from requesting the registration of their shares of stock prior to the expiration of the 180-day period following the consummation of this offering.

         Termination. The rights of the holders of registrable shares terminate upon the earlier of seven years or when the shares may be sold without limitation under Rule 144.

         Expenses. We will pay all expenses incurred by us in connection with the registration of securities, except for underwriting discounts and selling commissions applicable to the sale of registrable securities, which will be paid by the sellers of registrable securities participating in the registration.

         Other. All registration rights of any of our stockholders have either been waived or complied with in connection with this offering.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION

         The following discussion contains certain forward-looking statements that are subject to business and economic risks and uncertainties, and our actual results could differ materially from those forward-looking statements. The following discussion regarding our financial statements should be read in conjunction with the financial statements and notes thereto.

General overview

         Our activities since inception were limited to organizational matters, and did not have operating activity until we acquired Integra in December , 2001.

         We registered our common stock on a Form 10-SB Registration Statement filed pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 12(g) thereof. We file periodic reports under Rule 13(a) of the Exchange Act with the Securities and Exchange Commission, including quarterly reports on Form 10-QSB and annual reports on Form 10-KSB.

Liquidity and capital resources

         We have financed our operations through short-term credit facilities and from the sale of convertible debentures:

         o On November 16, 2001, we issued an aggregate of $7,300 principal amount of 5% convertible subordinated debentures due December 31, 2002 to 18 individuals and entities, each of whom were accredited investors pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended (the "Securities Act"). The transaction was made directly by the officers and directors of the Company without a placement agent.

         o On December 6, 2001, we issued an aggregate of $11,150 of 6% convertible subordinated debentures due June 30, 2003.

         o In March 2002, we sold 18% Subordinated Convertible Notes due October 1, 2002 in the aggregate principal amount of $100,000.

         o We sold 5,000,000 units each consisting of one share of our common stock and one five-year $.15 common stock purchase warrant on June 24, 2002 for $200,000. Of the $200,000,
                  $40,000 was for cash , $100,000 was in exchange for the above notes and $60,000 was for the satisfaction of outstanding debt.


         o In April 2002 we secured a short term loan from an unrelated individual in the amount of $40,000 with interest at the rate of 12% per annum, secured by our accounts receivables.

         Although we have incurred net losses from operations in each quarter since inception, and our net loss for the nine months ended September 30, 2002 was $ 258,012 and as of September 30, 2002, had an accumulated deficit of $ 665,414. Although we expect to continue to incur losses for the foreseeable future, we have seen a decline in the rate of loss being incurred. Also we have seen an increased in our revenues and business activity in recent months. We anticipate this trend to continue for the next 12 months. We expect to increase significantly our operating expenses in the near future as we attempt to build our brand, expand our customer base and make acquisitions, both of which will be funded from operations and short term loans from major shareholders. To become profitable, we must increase revenue substantially and achieve and maintain positive gross margins. We may not be able to increase revenue and gross margins sufficiently to achieve profitability.

         As of September 30, 2002 , we had a working capital of $35,942 . As of that date we had a liability to note holders and for short term advances in the amount of $85,027 , including insurance financing of $21,766 . During the next twelve months, we plan to satisfy our cash requirements through additional equity financing and sales of our services. There is no assurance that we will be successful in this regard. If we are not able to obtain additional financing our operations may be curtailed or discontinued and an investment in our common stock would be lost.

         Revenues have been slower to materialize than previously anticipated. Management believes that revenues will increase significantly during the next twelve months. At our current level of operations, we would require a minimum of $125,000 to satisfy the Company's basic cash needs for the next 12 months.

         As of September 30, 2002, we had approximately $13,400 in cash with which to satisfy our future cash requirements. Additionally, we anticipate a refund of workers insurance paid of $60,000 (approximately $53,700 as of November 30, 2002) at the termination of the policy currently in force. Management anticipates meeting its cash needs from increased operations and from short-term private financing from its officers, directors, shareholders, and others. Our revenues have increased from approximately $10,000 per week in September 2002 to $16,000 per week currently, and anticipate further increase in months to come, and anticipate we will become profitable within the next six months. We have also secured additional loans from major shareholders of approximately $40,000. Therefore we believe our cash needs are met for the next 12 months.

         Additionally, we would require approximately $750,000 during the next 12 months to implement our expansion and development plans. If we are unable to obtain this additional financing, we may be forced to curtain or discontinue our present expansion and development plans.

         Previously, we applied for and were tentatively approved for $5 million line of credit from a private financial institution, secured by accounts receivable of target acquisitions as well as our current accounts receivable, and guaranteed by the officers and directors at that time.

         Management has not sought or obtained any other additional equity or debt financing as of the date of this report, we plan to obtain a credit line similar to the one described above, which would be adequate to fund our expansion and much of our planned development efforts. In the event that we are unable to obtain further debt or equity financing, we may not be able to continue operations as currently conducted, expand our present operations, or achieve successful acquisitions of other enterprises.

         At November 30, 2002, we had no material commitments for capital expenditures.

Critical accounting policies and estimates

         Our significant accounting policies are more fully described in Note A to our financial statements. However, certain of our accounting policies are particularly important to the portrayal of our financial position and results of operations and require the application of significant judgment by our management; as a result they are subject to an inherent degree of uncertainty. In applying these policies, our management uses their judgment to determine the appropriate assumptions to be used in the determination of certain estimates. Those estimates are based on our historical, terms of existing contracts, our observance of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate. Our significant accounting policies include:

         o Revenue cost recognition: We record our service revenues from our customers at the time our temporary employees perform services on customer assignments. We record revenues from permanent placement at the time the customer agrees to hire a candidate we supply to them. Consistent with industry practice, we are at risk for all employee salaries and wages, employment-related taxes, workers compensation insurance and other benefits we provide to the employee, whether or not we are able to collect our accounts receivable from our customers.

         o Allowance for uncollectible accounts receivable: We estimate and provide an allowance for uncollectible accounts receivable based on analysis and age of our open accounts, our experience with the particular customer, our own historical experience with bad debts, as well as other information obtained from outside sources.

         o Workers compensation insurance: The cost of our workers compensation insurance is based on premiums determined by our insurance carrier for the particular type of service our employees provide to our customers, modified by a factor computed based on our claims history. A deterioration in our claims experience would result in increased insurance costs for future salary and wages base. Although we attempt to estimate our future liability, often it is the result of unanticipated claims for work related injuries.

         o Long-lived assets: We depreciate property and equipment over the respective asset's estimated useful life. We determine the useful lives of each asset based of how long we determine the asset will generate revenue or has a useful economic life. We review the remaining useful life of the assets annually to ascertain that our estimate is still valid. If we determine the useful lives has materially changed, we either change the useful life of the assets or in some cases, may write the asset if we determined the asset has exhausted its useful life.

         o Income taxes: As part of the process of preparing our financial statements, we are required to estimate our income taxes. This process involved estimating our actual current tax exposure together with assessing temporary differences resulting from differing treatment of specific items, such as depreciation, allowance for uncollectible accounts receivable and others. These differences result in deferred tax assets and liabilities. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income, and to the extent we believe that recovery is not likely, we must establish a valuation allowance. To the extent we establish a valuation allowance or increase the allowance in a period, we must include an expense within the tax provision in the statement of operations. We recorded a valuation allowance of $112,600 as of December 31, 2001 due to uncertainties relating to our ability to utilize some of our deferred tax assets, consisting primarily of net operating losses carried forward to the period over which they could be recoverable. In the event that actual results differ from these estimates or we adjust these estimates in future periods, we may need to establish an additional valuation allowance which could materially impact our financial position and results of operations.

Comparison of operations for year ended December 31, 2001 (consolidated) to year ended December 31, 2000.


         Prior to our acquisition of Integra in December 2001 and its staffing business which is the core of our business at the present time, we were considered a "blank check" or "shell" without operations or revenues and had nominal administrative expenses. Therefore, the following comparisons relate substantially to the historical operations of Integra, our wholly owned subsidiary.

         Revenues for years ended December 31, 2001 to 2000 decreased to $471,821 from $556,267 or a 15% decrease, due primarily to the Integra's previous management inability to provide adequate funding and secondly to the slowdown of business activity after the September 11, 2001 disaster.

         The revenues for the year ended December 31, 2001 was generated entirely from providing workers to our customers. The revenues for the year ended December 31, 2000 is composed of $492,940 or 89% from providing workers to our customers, and $63,327 or 11% from fee-for-services.


         For the years December 31, 2001 and 2000 the major categories of expenses, as a percent of revenue were as follows:

                                                   2001            2000
                                               ------------     ------------
         Legal & professional                      11%               1%
         Advertising & promotion                    5%               6%
         Salaries and benefits                     42%              34%
         Payroll taxes                              2%               2%
         Penalties                                  4%               -%
         Rent & leases                              5%               4%
         Travel & entertainment                     2%               2%
         Administrative expenses                   10%               7%

         Legal & professional expense increased from $6,894 in 2000 to $52,621 in 2001, reflecting the increased legal costs associated with acquisition of Integra, as well as costs associated with an outside consultant engaged to assist our management with (a) the requirements for such acquisition, (b) the increased level of compliance associated with the change of control, (c) restructuring our common and preferred stock, and (d) assistance and coordination with our stock transfer agent. The six-month agreement with this consultant expired March 31, 2002.

         Advertising and promotion expense decreased from $32,504 in 2000 to $21,710 in 2001, reflecting a decreased level of operations and in order to conserve resources.

         Salaries and benefits increased from $187,715 in 2000 to $197,304 in 2001, reflecting the hiring of an additional salesperson in an attempt to boost revenues. Related payroll taxes remained constant as they relate to salaries.

         Payroll tax penalties increased from $659 in 2000 to $19,638 in 2001, reflecting Integra's inability to secure financing in order to properly fund its operations. Since that time the shareholders were able to properly fund the operations, and therefore this cost is not expected to recur.

         Rent & leases expense increased from $19,727 in 2000 to $22,626 in 2001, reflecting the temporary leasing of second operational office. The second location was closed before the end of 2001.

         Travel & entertainment increased from $9,356 in 2000 to $10,071 in 2001, but remained substantially constant as a percent of revenues.

         Administrative expenses increased from $38,776 in 2000 to $48,551 in 2001 for a 3% increase related to revenues. The major components of administrative expenses for year 2001 and 2000 were as follows: auto expense $5,075 and $0 reflecting the prior management auto allowance; bank charges $3,937 and $1,295 reflecting lower bank balance plus fees for non-sufficient funds; telephone expense $8,511 and $7,179 reflecting the operations of the second operational office; depreciation expense $4,473 and $3,104 reflecting the increase assets to support two locations.


Comparison of operations for the nine months ended September 30, 2002 and 2001

         Revenues for the nine months ended September 30, 2002 compared to 2001 decreased from $420,961 to $303,531 or a 28% decrease reflecting a slow down in the industry and in the economy, especially subsequent to the September 11, 2001 disaster.

         During the same period cost of revenues decreased from $313,653 to $211,526 reflecting a commensurate decrease in relative costs of providing services to our customers. The major components of costs of revenues decreased as follows: labor, $276,742 to $185,723, workers compensation insurance increased from $4,915 to $7,431, and payroll taxes and benefits decreased from $30,656 to $18,341.

         For this period salaries increased from $142,568 to $153,204, consisting of decrease in wages of $5,964, and an increase in officer salaries of $16,600. The September 30, 2002 salaries include $66,600 in donated services by our CFO and former CEO.

         During this period, legal and professional expenses increased from $5,497 to $108,321, reflecting substantially higher legal expenses incurred to discharge Company's legal obligations under the Securities Exchange Act of 1934, and the filing its registration statement under the Securities Act of 1933, including mailings to shareholders, quarterly and annual reports, and the cost of auditing the Company's financial statements for 2001. The September 30, 2002 amount also includes $45,350 in consulting fees paid to an unrelated party.

         Additionally, for the same periods, public company expense increased from $0 to $3,929 reflecting filing fees and expenses in connection with the Company's filing of compliance reports with the Securities and Exchange Commission. Rent decreased from $19,353 to $16,351 reflecting lower rent expense and no extra charges for common area expenses during the period. Taxes & Licenses decreased from $12,949 to $9,384 reflecting the lower level of salaries for the respective periods.

         Major components of other expenses decreased: Penalties decreased by $20,904 reflecting better cash management and better funding. Advertising decreased from $14,587 to $7,929, reflecting a cost reduction program and a more targeted advertising program, as well as a lower level of operations. Printing expense increased from $2,079 to $4,640 reflecting additional costs associated with the change in corporate name and the change in location of our operating premises.

Comparison of operations for the three months ended September 30, 2002 and 2001

         Revenues for the three months ended September 30, 2002 compared to 2001 increased from $97,970 to $118,427 or a 21% increase reflecting a current increase in operations compared to slower operations prior to September 11, 2001. There was a downturn in the industry and in the economy, subsequent to the September 11, 2001 disaster.

         During the same periods cost of revenues increased from $72,585 to $79,002 reflecting a commensurate increase in relative costs of providing services to our customers. The major components of costs of revenues increased as follows: labor decreased from $63,621 to $68,893; workers compensation insurance decreased $6,913 to $6,511, and payroll taxes and benefits decreased from $1,779 to $3,598.

         For this period salaries increased from $45,226 to $48,764. The September 30, 2002 amount included $23,400 in services donated by our CFO and former CEO. Other salaries actually decreased by $19,861 reflecting a decreased in office personnel.

         During the same period, legal and professional expenses increased by $5,042, reflecting substantially higher legal expenses incurred in connection with the normal operation of the enterprise.

         Major changes in other expenses are as follows: Advertising increased by $1,195 reflecting an increase in the Company's advertising program and a more targeted advertising program. Penalties decreased by $1,266 resulting from better cash management. Office expenses and printing expenses, increased by $2,359 and $1,125 respectively, reflecting an increased in business activity.

INFLATION

         Management believes that inflation has not had a material effect on our results of operations.

                                    BUSINESS

Background of the company


         Resolve (formerly Columbialum Staffing, Inc. and Columbialum, Ltd.) was organized under the laws of the State of Nevada on April 9, 1998, and was a "blank check" or "shell" company whose primary purpose was to engage in a merger with, or acquisition of one or a small number of private firms expected to be private corporations, partnerships or sole proprietorships. On September 27, 2001, Work Holdings LLC, a limited liability company controlled by Rene Morissette, acquired 97.4% of our outstanding common stock, changed management, and in November 2001, entered into an agreement to acquire Integra Staffing, Inc. ("Integra"). Work Holdings LLC was a parent of Resolve prior to the acquisition of Integra. As a result of the issuance of 50,000 shares to the former shareholders of Integra in the acquisition, Work Holdings LLC's ownership was reduced to 39% and was further reduced to 9.8% as a result of the conversion of outstanding convertible debentures. We acquired Integra in December 2001 and its staffing business is the core of our business at the present time.

         Integra was organized on August 16, 1999 in the State of Florida, and as of September 30, 2002, was providing approximately 42 flexible staffing personnel monthly in the Tampa, Florida area. We acquired all of the outstanding capital stock of Integra on December 12, 2001 in exchange for 50,000 shares of our common stock. At the time of the exchange, the 50,000 shares represented 60% of our outstanding common stock. The shareholders of Integra were two trusts in which Frank Harman was the grantee and beneficiary and Cristino L. Perez, our CFO, was trustee, R. Gale Porter and his wife, Jerry G. Porter and the William
A. Brown Family Trust.

         On September 24, 2001, Premier Ventures Inc. acquired 32,466 shares of Resolve from M. Richard Cutler and Vi Bui. On September 27, 2001 Work Holdings LLC acquired the 32,466 shares from Premier Ventures for $100,000 At the time of the transfer, such shares represented 97.4% of our outstanding stock. We have come to understand that the transaction was structured by Premier as a two step transaction to provide Premier with $75,000 profit on a riskless basis. There are no relationships or associations between Premier, its officers, directors and affiliates and Resolve, Work Holdings LLC or their respective officers, directors and affiliates. The acquisition of 97.4% of our stock outstanding in September 2001 (which shares now represent 0.6% of our outstanding stock) by Work Holdings LLC was to obtain a reporting company shell with which to acquire assets of a temporary workforce business. Work Holdings LLC is managed by Rene Morissette, who has no family relationship to any of our officers and directors. Work Holdings LLC is beneficially owned by Mr. Perez, our CFO (15.13%), (29.12%) and Mr. Charles Lincoln, our former CEO (44.58%).

Acquisition Plan

         We plan to grow our business through the acquisition of private companies that complement each other and through increased marketing efforts. We have had discussions with one staffing company and have signed a non-disclosure agreement to facilitate the exchange of information. Thus far our preliminary discussions have focused on a stock for stock exchange, but terms are not definite. A material issuance of shares would have a negative effect on current investors. None of our promoters, management, affiliates or associates have any interest, direct or indirect, in the company we are having discussions with. There is no present plan to engage in such an interested party transaction because none of the persons enumerated above have any other business interest in the staffing industry. We do not have any corporate policy that would prohibit such a transaction, subject to the requirements and limitations of Delaware corporate law regarding director obligations of fair dealing.

         We intend to acquire private company in a combination of cash and stock. Three major factors in being able to acquire private companies are (1) workers compensation insurance coverage, (2) financing, and (3) an exit strategy for owners of these private companies. We have secured or workers compensation insurance with a major carrier with an excellent modification rate, and are poised to add additional staffing employees cost effectively. Although, except as described above, the Company has not actively attempted to attract or negotiate with acquisition candidates, management believes they will be able to secure temporary and permanent financing for the initial cash requirement of a limited number of acquisitions. Management further believes that negotiations with prospective target companies would be most effective once the Company's stock has a public market, of which there is no assurance. Management believes that many private company may be acquired using future payout and not require significant current cash outlay. Any such acquisition may require the issuance of large number of shares of common or preferred stock, which would have a dilutive effect on current shareholders. However, management believes that such acquisition would also have a positive effect on the Company's long-range revenues and profits.

         We have signed confidentiality agreements with two business brokers in an effort to identify potential candidates for potential acquisition consistent with our acquisition plan. So far they have not identified any such candidates.

         We hope to complete the acquisition of at least one private company within the next 12 months. This acquisition would be accomplished entirely by the issuance of common or preferred stock. If cash was required for the acquisition or to support the operations of the acquired company, funds would be raised in a private equity financing or by securing a line of credit. We do not have any commitments for either type of financing.

Expansion Plan

         We also plan to grow our business through opening additional offices, initially in local area, and subsequently expanding to mid-market areas of Florida and then throughout the southeast United States. This plan would increase the Company's business concentration in coverage areas. The basic requirements for such expansion would be initial funding for premises, personnel, etc. as well as the accounts receivables. This type of expansion would be accomplished by direct investment and would not normally require issuance of common or preferred stock. The Company has not yet begun this expansion program. We anticipate that with in the next 12 months the Company open two additional offices with in 10 miles of our present locations. The funding of such officers would be accomplished through funds generated from operations and private financing for such purpose.

General

         We are a local provider of human resource services focusing on the professional, clerical, administrative and light industrial staffing market in Tampa, Florida, through our Integra subsidiary. Integra recruits, trains and deploys temporary personnel and provides payroll administration services to its clients. Integra's clients, consisting primarily of local companies, include businesses in the manufacturing, distribution, hospitality, and construction industries.


         As of September 30, 2002, Integra provided approximately 42 flexible staffing personnel monthly. Integra has approximately 37 clients.

         Staffing companies provide one or more of three basic services to clients: (i) flexible staffing; (ii) placement and search; and (iii) outplacement. Based on information provided by the American Staffing Association, formerly the National Association of Temporary and Staffing Services, the National Association of Professional Employer Organizations and Staffing Industry Analysts, Inc., staffing industry revenues for 2000 were approximately $63.6 billion. Over the last five years, the staffing industry has experienced significant growth, due largely to the utilization of temporary help across a broader range of industries. Staffing industry revenues grew from approximately $59.5 billion in 1999 to approximately $63.6 billion in 2000, or 6.9%.


Company services

         Our Integra subsidiary focuses on meeting our clients' flexible staffing needs, targeting opportunities in a fragmented, growing market that we believe has been under-served by large full service staffing companies. Significant benefits of Integra's services to clients include providing the ability to outsource the recruiting and many logistical aspects of their staffing needs, as well as converting the fixed cost of employees to the variable cost of outsourced services.

         - PAYROLL ADMINISTRATION. We assume responsibility for our Integra service employees for payroll and attendant record-keeping, payroll tax deposits, payroll tax reporting, and all federal, state, payroll tax reports (including 941s, 940s, W-2s, W-3s, W-4s and W-5s), state unemployment taxes, employee file maintenance, unemployment claims and monitoring and responding to changing regulatory requirements.

         -        AGGREGATION OF STATUTORY AND NON-STATUTORY EMPLOYEE BENEFITS.
                  We provide workers' compensation and unemployment insurance to our service employees. Workers' compensation is a state-mandated comprehensive insurance program that requires employers to fund medical expenses, lost wages, and other costs that result from work related injuries and illnesses, regardless of fault and without any co-payment by the employee. Unemployment insurance is an insurance tax imposed by both federal and state governments. Our human resources and claims administration departments monitor and review workers' compensation for loss control purposes.


         We are the employer of record with respect to flexible industrial staffing services and assume responsibility for most employment regulations, including compliance with workers' compensation and state unemployment laws. As part of our basic services in the flexible staffing market, we conduct a human resources needs analysis for clients and client employees. Such analysis includes reviewing work schedules and productivity data, in addition to recruiting, interviewing, and qualifying candidates for available positions. Based on the results of that review, we recommend basic and additional services that the client should implement.


         We provide certain other services to our flexible industrial staffing clients on a fee-for-service basis. These services include screening, recruiting, training, workforce deployment, loss prevention and safety training, pre-employment testing and assessment, background searches, compensation program design, customized personnel management reports, job profiling, description, application, turnover tracking and analysis, drug testing policy administration, affirmative action plans, opinion surveys and follow-up analysis, exit interviews and follow-up analysis, and management development skills workshops.


         The focus of our temporary staffing service is to provide short and long term employees as well as temp to hire employees to financially secured employers in the Tampa Bay area. The average employee will work a 40 hour work week for a client and will work for an average of 2 employers per month. It is estimated an employee will work an average of 14 days per month. Our service specializes in clerical and light industrial staffing with the largest percentage in the clerical field. Each applicant is thoroughly interviewed tested and screened to meet the requirements of our customers. For long term and temp to hire positions a large percentage of our customers will interview our candidates and then select the one they believe to be best suited for the position.

         At this time we do not have any contractual agreements with our customers for providing staffing.


Sales and Marketing

         We market our flexible staffing services through a combination of direct sales, telemarketing, trade shows and advertising. We have two full time salespersons.

Clients

         Our clients represent a cross-section of the industrial sector, of which no single client represents more than 5% of our total revenues. Although more than 99% of Integra's clients are local and regional companies, Integra's client list does include some national companies. One customer, H. Lee Moffit Medical Clinic, represented 16% of our revenue for the year ended December 31, 2001 and 0% of our revenue for the three months ended March 31, 2002.

         We attempt to maintain diversity within our client base in order to decrease our exposure to downturns or volatility in any particular industry, but we cannot assure you that we will be able to maintain such diversity or decrease our exposure to such volatility. All prospective clients fill out a questionnaire to help us evaluate workers' compensation risk, creditworthiness, unemployment history, and operating stability. Generally, flexible industrial staffing clients do not sign long-term contracts.

         Many of our clients are concentrated geographically in western Florida, however we are not dependent on any one customer in any of the markets we serve.

Competition


         We compete with many small providers in addition to several large public companies, including Ablest, Inc., Spherion, Adecco, S.A., Kelly Services, Inc., Manpower, Inc., and others. There are limited barriers to entry and new competitors frequently enter the market. Although a large percentage of flexible staffing providers are locally operated with fewer than five offices, most of the large public companies have significantly greater marketing, financial and other resources than us. We believe that by focusing primarily on customer service, we enjoy a competitive advantage over many of our competitors that attempt to provide a broader range of staffing services. We also believe that by targeting regional and local companies, rather than the national companies that are generally being pursued by our competitors, we can gain certain competitive advantages.


         We believe that several factors contribute to obtaining and retaining clients in the professional, clerical, administrative, light industrial and technical support staffing market. These factors include an understanding of clients' specific job requirements, the ability to reliably provide the correct number of employees on time, the ability to monitor job performance, and the ability to offer competitive prices. To attract qualified candidates for flexible employment assignments, companies must offer competitive wages, positive work environments, flexibility of work schedules, an adequate number of available work hours and, in some cases, vacation and holiday pay. We believe we are reasonably competitive in these areas in the markets in which we compete, although we cannot assure you that we will maintain a competitive standing in the future.

INDUSTRY REGULATION

Overview

         As an employer, we are subject to federal, state, and local statutes and regulations governing our relationships with our employees and affecting businesses generally, including employees at client worksites.

         We assume the sole responsibility and liability for the payment of federal and state employment taxes with respect to wages and salaries paid to our employees. Payroll taxes for the third quarter of 2001 were past due from Integra in the amount of $13,275 at December 31, 2001, and an arrangement was made with the IRS whereby this liability was paid in full in monthly installments through May, 2002.

         Employee Benefit Plans. We plan to offer various benefit plans to our worksite employees. These plans include a multiple-employer retirement plan, a cafeteria plan, a group health plan, a group life insurance plan, a group disability insurance plan and an employee assistance plan. Generally, employee benefit plans are subject to provisions of both the Internal Revenue Code and the Employee Retirement Income Security Act of 1974, as amended. In order to qualify for favorable tax treatment under the Code, the benefit plans must be established and maintained by an employer for the exclusive benefit of the employer's employees. An IRS examination may determine that we were not the employer of our worksite employees under Internal Revenue Code provisions applicable to employee benefit plans. If the IRS were to conclude that we were not the employer of our worksite employees for employee benefit plan purposes, those employees would not have qualified to make tax favored contributions to our multiple-employer retirement plans or cafeteria plan. If such conclusion were applied retroactively, employees' vested account balances, could become taxable immediately, we could lose our tax deduction to the extent the contributions were not vested, the plan trust could become a taxable trust and penalties could be assessed. In such a scenario, we could face the risk of potential litigation by some of our clients. As such, we believe that a retroactive application by the IRS of an adverse conclusion could have a material adverse effect on our financial position, results of operations and liquidity.

         ERISA also governs employee pension and welfare benefit plans. The United States Supreme Court has held that the common law test of employment must be applied to determine whether an individual is an employee or an independent contractor under ERISA. If we were found not to be an employer for ERISA purposes, our employee benefit plans would not be subject to ERISA. As a result of such finding, we and our employee benefit plans would not enjoy the preemption of state law provided by ERISA and could be subject to varying state laws and regulations, as well as to claims based upon state common law.

Workers' compensation

         Workers' compensation is a state mandated comprehensive insurance program that requires employers to fund medical expenses, lost wages and other costs resulting from work-related injuries and illnesses. In exchange for providing workers' compensation coverage for employees, employers are generally immune from any liability for benefits in excess of those provided by the relevant state statutes. In most states, the extensive benefits coverage for both medical costs and lost wages is provided through the purchase of commercial insurance from private insurance companies, participation in state-run insurance funds, self-insurance funds or, if permitted by the state, employer self insurance. Workers' compensation benefits and arrangements vary on a state-by-state basis and are often highly complex. In Florida, for instance, employers are required to furnish, solely through managed care arrangements, the medically necessary remedial treatment for injured employees.

Trademarks and service marks

         We do not have any registered trade or service marks. It is our intention to develop service marks as appropriate and seek federal registration when possible. We have begun the process of registering the mark "Resolve Staffing(TM)", and the name "Resolve Staffing" with a design, and, if federal registration is granted, we intend to develop Resolve Staffing as our brand identity.

Corporate employees


         As of September 30, 2002 , we had 47 employees, of whom 42 were employed in our Integra subsidiary as worksite employees and 5 were employed in sales and administrative capacities. Of the five employees, two of whom are officers are full time. Twelve of our part-time employees work 30 hours or more per week. We believe that our relationships with our employees are good.


Expansion program

         We plan to acquire competitive temporary staffing firms operating in larger metropolitan cities including Tampa, Florida and surrounding areas. Target companies being sought will have recognized local brands and a network of office locations able to collectively produce positive cash flows. Our principal areas of interest are in the southeast and mid-west market places. We plan to operate acquired companies under their existing brand identities to minimize alienation of the local community by a name change. Where possible, we plan to consolidate administrative and record keeping functions in an effort to improve operating efficiency.

         Our acquisition program will be focused on acquiring businesses that have a strong presence in the office administration, data processing, network administration, and technical production support market segments within the staffing industry. We believe that our expertise and service regimes, once integrated into operating procedures of the acquired companies, will allow these businesses to be more competitive and attractive to staffing service consumers in these critical market segments.

         In addition, we plan to acquire or develop platform entry business in the emerging Professional Employer Organization ("PEO") industry. PEO's provide their clients with a range of services consisting of payroll administration, benefits administration, unemployment services and human resources consulting services. PEO's become co-employers with their clients as to the clients worksite employees, with employment related liabilities contractually allocated between the PEO's and their clients. While PEO co-employment relationships raise questions concerning the employer/employee relations under tax and welfare benefit laws, we believe that offering these services to our clients will create revenue growth potential.


         We have no definitive agreements or understandings with respect to any acquisitions, but have signed a non-disclosure agreement with one company, which is not affiliated with any member of our management or affiliates.


Property


         Our executive offices consisting of 2,000 square feet of office space at a facility were provided by R. Gale Porter, our former President, Chief Operating Officer and a director, without rent until such time as we raise sufficient funds for an adequate level of operations. Mr. R. Gale Porter, the Company's president, resigned effective October 23, 2002 and the arrangement for the use of executive offices at no cost to the Company was terminated. The Company's operations were consolidated at the new leased operating premises.

         Effective July 8, 2002, we leased 1,056 square feet office space, housing our operating offices, pursuant to a three-year lease with an unrelated landlord, expiring June 30, 2005.

         Previously we occupied a 1,540 square feet office space, housing our operating offices, pursuant to a three-year lease expiring October 31, 2003. The space was leased to another tenant, therefore, we were relieved of any liability on the lease after August 31, 2002.

         Our operating offices are adequate for our present level of operations. In the future we will need additional facilities in which to centralize our accounting, training, human resource, risk management and executive work activities. We anticipate these We will require larger scale data processing and network communication capabilities, which will be needed in order to facilitate the assimilation of acquired companies into our methods of operating and accounting standards, and to provide customers state-of-the-art service and support.

Legal Proceedings

         We are not the subject of any legal proceeding. Our business, however, may be subject to routine legal proceedings from time to time in the ordinary course of our business.

Consulting Agreement

         On October 1, 2001 we entered into a consulting agreement with Apogee Business Consultants, LLC, an unrelated entity, though March 31, 2002. The agreement was subsequently extended informally through June 30, 2002 on the same terms as the original agreement. The agreement expired and has not been renewed.

         Under the terms of the agreement, Apogee Business Consultants provided services to the Company including, assistance with our merger with Integra Staffing, Inc., assistance with the preparation and filing appropriate filings with the Commission, obtaining our CUSIP number, coordinate with our transfer agent for the issuance of our common stock, and other services.

         As compensation for services provided by Apogee Business Consultants, we agreed to pay $7,500 per month plus 100,000 (3,333 after the one-for-thirty stock split) shares of our common stock and to provide registration rights on such shares on any registration statement filed by the Company. We also agreed to sell Apogee 200,000 (6,667 after the one-for-thirty stock split) of our common stock at approximately $0.001 per share.

                                   MANAGEMENT

         The following table sets forth the names and ages of our current directors and executive officers, the principal offices and positions held by each person and the date such person became a director or executive officer. The executive officers are elected annually by the Board of Directors. The directors serve one-year terms until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. There are no family relationships between any of the directors and executive officers. In addition, there was no arrangement or understanding between any executive officer and any other person pursuant to which any person was selected as an executive officer.

         Our directors and executive officers as of June 30, 2002, are as follows:


                 Name               Age             Position
                 ----               ---             --------
         Donald E. Quarterman, Jr.  33   President, COO and Director
         William A. Brown           45   Executive Vice-President and Director
         Cristino L. Perez          58   CFO, Secretary, Treasurer, and Director

         Mr. Quarterman joined Resolve as President, COO and Director December 2, 2002. Mr. Quarterman brings over 7 years of staffing industry experience in venture capital, mergers and acquisitions, and strategic consulting to Resolve. Prior to joining Resolve, Mr. Quarterman was Managing Partner and co-founder of Pinnacle Corporate Services, LLC, a business consulting firm specializing in working with small and micro-cap publicly traded companies. From 1997 to 2000, Mr. Quarterman was Director of Operations for Catalyst Ventures, an Investment Banking firm located in Tampa, Florida. From 1993 to 1997, Mr. Quarterman was a Vice President at Geneva Corporate Finance, one of the largest middle-market merger and acquisition firms in the United States. Mr. Quarterman earned an MBA, with a concentration in Finance and Entrepreneurship, from the University of South Florida.

         Mr. Brown joined Resolve Staffing, Inc as a director on December 2, 2002. Mr. Brown has been in the staffing industry for the last 2 years. Mr. Brown is founder and President of J. B. Carrie Properties, Inc., a real estate management and development company which was organized in 1988. Mr. Brown is also involved in the senior assisted living business managing 3 facilities in the state of Florida. Mr. Brown graduated from Florida State University with a degree in Sociology.

         Mr. Perez has served as our Chief Financial Officer, Secretary, Treasurer and Director since December 12, 2001. Mr. Perez served as Secretary, Treasurer and Director of Integra since October 2001. From October 1999 to June 2002, Mr. Perez was employed by Baumann, Raymondo & Company, P.A., Certified Public Accountants with primary responsibilities for development of accounting and auditing services to small publicly held enterprises. From 1993 to 1999, Mr. Perez operated his own tax and accounting service, with concentration of services to small private and publicly held companies. Mr. Perez earned a BA degree in Accounting from the University of South Florida.

Compliance with Section 16(A) of the Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than ten percent of our Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish us with copies of all
Section 16(a) forms they file. To our knowledge, during the year ended December 31, 2001, all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten percent shareholders were complied with, except that the William Brown Trust, Cristino Perez, Charles Lincoln and
R. Gale Porter each filed their Form 3 reports late.

Executive compensation

         We do not have employment contracts with any of our management personnel.

                           SUMMARY COMPENSATION TABLE

         The Summary Compensation Table shows certain compensation information for services rendered in all capacities for the three fiscal years ended December 31, 2001 for each person that served as our Chief Executive Officer. No executive officer's salary and bonus exceeded $100,000 in any of the applicable years.

                                                       SUMMARY COMPENSATION TABLE

                                                                          Other
                                    Year                                  Annual     Restricted                        All Other
                                    Ended                                Compen-       Stock      Options/     LTIP      Compen-
Name and Principal Position        Dec. 30      Salary      Bonus         sation       Awards        SARs     Payouts    sation
---------------------------        -------      ------      -----       ---------    -----------   -------    -------  ----------
M. Richard Cutler,                   2001        -0-        -0-            -0-          -0-         -0-        -0-         -0-
President, Treasurer                 2000        -0-        -0-            -0-          -0-         -0-        -0-         -0-
and Secretary (1)                    1999        -0-        -0-            -0-          -0-         -0-        -0-         -0-

Rene Morissette,                     2001        750        -0-            -0-          -0-         -0-        -0-         -0-
President, Treasurer                 2000        -0-        -0-            -0-          -0-         -0-        -0-         -0-
and Secretary (2)                    1999        -0-        -0-            -0-          -0-         -0-        -0-         -0-

Charles Lincoln,                     2001        -0-        -0-            -0-          -0-         -0-        -0-         -0-
Chairman and                         2000        -0-        -0-            -0-          -0-         -0-        -0-         -0-
CEO (3)                              1999        -0-        -0-            -0-          -0-         -0-        -0-         -0-


R. Gale Porter,                      2001        -0-        -0-            -0-          -0-         -0-        -0-         -0-
President and COO (4)                2000        -0-        -0-            -0-          -0-         -0-        -0-         -0-

Donald E. Quarterman, Jr.,           2001        -0-        -0-            -0-          -0-         -0-        -0-         -0-
President and COO (5)                2000        -0-        -0-            -0-          -0-         -0-        -0-         -0-
-----------

(1) Appointed April 9, 1998; resigned September 27, 2001.
(2) Appointed September 26, 2001; resigned January 11, 2002.
(3) Appointed December 12, 2001; resigned March 18, 2002.
(4) Appointed March 18, 2002; resigned October 23, 2002
(5) Assumed the duties of Chief Executive on December 4, 2002.

                                            OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                   (INDIVIDUAL GRANTS)

                         Number of Securities       Percent of Total
                              Underlying             Options/SAR's
                            Options/SAR's         Granted to Employees        Exercise of
Name                         Granted (#)             in Fiscal Year       Base Price ($/SH)     Expiration Date
----                         -----------             --------------       -----------------     ---------------
M. Richard Cutler                None                     N/A                     N/A                   N/A

Rene Morissette                  None                     N/A                     N/A                   N/A

Charles Lincoln                  None                     N/A                     N/A                   N/A

R. Gale Porter                   None                     N/A                     N/A                   N/A


Donald E. Quarterman, Jr.        None                     N/A                     N/A                   N/A



                                  AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                              AND FY-END OPTION/SAR VALUES


                            Shares                                                          Value of Unexercised
                         Acquired on       Value       Number of Unexercised Options        In-the-Money Options
Name                       Exercise      Realized       Exercisable / Unexercisable      Exercisable / Unexercisable
----                     ------------    --------      -----------------------------     ---------------------------
M. Richard Cutler            N/A            N/A                    None                              N/A

Rene Morissette              N/A            N/A                    None                              N/A

Charles Lincoln              N/A            N/A                    None                              N/A

R. Gale Porter               N/A            N/A                    None                              N/A


Donald E. Quarterman, Jr.    N/A            N/A                    None                              N/A


Compensation of directors

         Directors were not separately compensated for their services in the year ended December 31, 2001.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT


         The following table sets forth, as of November 30, 2002, certain information with respect to our equity securities owned of record or beneficially by (i) each of our officers and directors; (ii) each person who owns beneficially more than 5% of each class of our outstanding equity securities; and (iii) all directors and executive officers as a group.


         The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting power or investment power and also any shares that the selling security holder has the right to acquire within 60 days. The actual number of shares of Common Stock issuable upon the conversion of the debentures is subject to adjustment depending on, among other factors, the number of shares outstanding at the time of conversion and could be materially less than the number estimated in the table.


                                                  Beneficial Ownership
                                                  --------------------
Name of Beneficial Owner                     Shares              Percentage
------------------------                     ------              ----------
Charles Lincoln (1)                            93,852               1.76%
R. Gale Porter (2)                            300,000               6.22%
Cristino L. Perez (3)                       1,981,812              33.80%
Donald E. Quarterman, Jr. (4)                     -0-                 -0-
William A.  Brown Family Trust (5)          4,875,436              67.43%
Venancio Pardo (6)                            309,028               6.33%
All Officers and Directors as a
  group (2 persons) (7)                     1,981,812              33.80%
-----------------
(1) Charles Lincoln was our Chairman and Chief Executive Officer until March 18, 2002. Includes 81,567 shares which he owns directly, owns jointly with his spouse, and which are owned by corporations wholly owned by him, and 12,285 corresponding to his interest in Work Holdings, LLC, a limited liability corporation.

(2) Mr. R. Gale Porter was our Chief Operating Officer, President, and a director of the Company until his resignation on October 23, 2002. Includes 300,000 shares which he owns jointly with his spouse, and 3,079 shares corresponding to his interest in Work Holdings, LLC, a limited liability corporation.

(3) Cristino L. Perez is our Chief Financial Officer, Secretary, Treasurer, and is a director of the Company. Includes 45,025 shares owned directly by him, his spouse or jointly, 34,400 shares issuable upon the conversion of warrants, 4,169 shares owned by Mr. Perez corresponding to his interest in Work Holdings, LLC, a limited liability company, 125,000 shares corresponding to Mr. Perez interest in Global Partners, LLC, a limited liability company, and 125,000 shares issuable upon exercise of warrants owned by Global Partners, LLC, , 890,218 shares owned by his spouse's individual retirement account through the account's interest in Work Holdings LLC and Global Partners LLC, two limited liability companies and 883,000 issuable upon the exercise of warrants owned by Global Partners LLC.

(4) Donald E. Quarterman, Jr. was appointed Chief Operating Officer, President and director on December 4, 2002.

(5) It includes 816,836 shares owned by the Trust controlled by William A. Brown as Trustee, and 750,000 shares isssuable upon conversion of warrants owned by the Trust. It also includes 1,517,300 shares and 1,517,300 shares issuable upon exercise of warrants transferred to the Trust from the William A. Brown Family Partnership, also controlled by William A. Brown, as General Partner, 132,000 shares owned by Mr. Brown's individual retirement account through the account's interest in Work Holdings, LLC, a limited liability company and 142,000 shares issuable upon exercise of warrants owed by Work Holdings, LLC.

(6) Includes 9,400 shares owned directly by him, 9,400 shares issuable upon the conversion warrants, and 152,202 shares owned indirectly through individual retirement account's interest in Work Holdings LLC and Global Partners LLC, two limited liability companies, and 130,000 shares issuable upon the exercise of warrants by Global Partners LLC.

(7) Includes 1,042,400 that may be obtained by officers and directors and their related parties upon the conversion of outstanding warrants.

         Mr. Porter's business address is 310 East Harrison, Tampa, Florida 33602. Mr. Perez' business address is c/o Resolve Staffing, Inc., 105 North Falkenburg Road, Suite B, Tampa, Florida 33619. Mr. Pardo's business address is 5700 Memorial Highway, Tampa, Florida 33615. The address of the William A. Brown Family Trust and William A. Brown Family Limited Partnership is 106 Stanley Street, Tampa, Florida 33604.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         Our business activities were organized by Mr. R. Gale Porter, our former president, Mr. Cristino Perez, our CFO, Mr. William A. Brown and Mr. Venancio Pardo.

         In December 2001, we acquired Integra Staffing through the issuance of 50,000 shares of our commons tock, 76% of which were issued to the organizers in exchange for the outstanding shares of Integra as follows:

                  Name                                      Number of Shares
                  ----                                      ----------------
                  Cristino L. Perez                                7,750
                  William A. Brown Family Trust                   12,685
                  R. Gale Porter                                  17,500

         The remaining 12,065 shares were issued to a non-affiliated minority shareholder of Integra.

         On November 16, 2001, Resolve borrowed $7,300 from former shareholders of Integra and unrelated individuals secured by 5% convertible debentures due December 31, 2002. The debentures were convertible into Resolve's $0.001 par value common stock at $0.001 per share through the debenture's maturity date. On March 30, 2002, the debentures and accrued interest were converted into 248,667 common shares of the Company. Of these 248,667 shares, 156,636 shares (63%) were issued to our organizers as follows:

                  Name                                      Number of Shares
                  ----                                      ----------------
                  R. Gale Porter                                   53,065
                  William A. Brown Family Trust                    54,151
                  Global Partners LLC for the benefit
                    of Venancio Pardo                              22,202
                  For the benefit of Cristino Perez'
                    spouse                                         27,218

         On June 24, 2002, Resolve sold 5,000,000 units, each consisting of one share of our common stock and one five-year $.15 common stock purchase warrant for $.04 per unit. Of that amount:


         o 1,527,800 units were sold to our officers and directors for $1,376 in cash, the cancellation of $19,736 in notes, and the satisfaction $40,000 in outstanding debt of the Company.


         o 2,890,200 units were sold to our shareholders owning 10% or more of the Company's common stock for $18,664 in cash, the cancellation of $76,944 in notes, and the satisfaction of $20,000 in outstanding debt of the Company.

         The consideration we received from officers and directors for the issuance of 917,400 was as follows:


                                             Number of             Consideration
         Name                                  Units                  Received
         ----                                 ---------             --------------
         Cristino L. Perez                     34,400                $1,376

         Global Partners LLC for the
           benefit of Mr. Perez' spouse       883,000                The proportional share of
                                                                     a cash payment of $18,288, the
                                                                     cancellation of Notes of
                                                                     $16,252 and $20,000 of debt on
                                                                     total purchases of 1,363,500 units.
         The consideration we received from our 10% or more shareholders for
4,325,600 units was as follows:

                                              Number of             Consideration
         Name                                  Units                  Received
         ----                                 ---------             --------------
         William A. Brown Family              1,517,300              Cancellation of $60,692
           Limited Partnership                                       of Notes

         R. Gale Porter                       1,493,400              Cancellation of
                                                                     $19,736 of Notes and
                                                                     $40,000 of debt

         Venancio Pardo                           9,400              $376.00

         Global Partners LLC for the
          benefit of:
            Venancio Pardo                      255,000              $  3,420.20
            Cristino L. Perez' spouse           883,000              $ 11,843.27
            Fiero Partners                      167,500              $    777.93

         Mr. Venancio Pardo's adult daughter, who shares her parents' residence, purchased a 6% convertible debenture due June 30, 2003 from Resolve, which entitles her to convert such debenture into 1,000 shares of Resolve's common stock. In addition, she is the sole owner of ICBM Corporation and its subsidiary 1Mundo, Inc. ICBM Corporation and 1Mundo, Inc. each purchased a 6% convertible debenture due June 30, 2003 from Resolve, which entitles them to convert such debentures into 1,000 shares of Resolve's common stock.

         From January 1, 2002 through September 30, 2002, Mr. R. Gale Porter and Mr. Cristino L. Perez have provided services to our company in their capacity of President and CFO respectively. The services provided by Mr. Porter, valued at $34,200 were contributed to the Company. Of the services provided by Mr. Perez, valued at $32,400, $2,000 was paid in cash, and the remaining $30,400 were contributed to the Company. Mr. Perez has agreed to continue to provide services to our company until such time as we are able to generate sufficient funds for an adequate level of operations. Mr. Porter provided services to our company until his resignation on October 23, 2002.

         From September 27, 2001 until his resignation as president on October 23, 2002, Mr. R. Gale Porter has provided us with the use of executive offices at no cost to us.

                            SELLING SECURITY HOLDERS

         The table below sets forth information concerning the resale of the shares of common stock by the selling security holders. We will not receive any proceeds from the resale of the common stock by the selling security holders.

         The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting power or investment power and also any shares which the selling security holder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the debentures is subject to adjustment depending on, among other factors, the number of shares outstanding at the time of conversion and could be materially less than the number estimated in the table.

         The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

                                          Beneficial Ownership                           Beneficial Ownership
Name of                                     Prior to Offering          Shares               After Offering
Selling Security Holders                  Shares     Percentage      Offered (1)         Shares      Percentage
------------------------                  ------     ----------      -----------         ------      ----------
R. Gale Porter                    (2)       300,000     6.22%            300,000                 0        0.00%
Cristino L. Perez                 (3)        79,425     1.64%             79,425                 0        0.00%
William A. Brown Family Trust     (4)     4,601,436    64.92%            799,836         3,801,600       53.63%
Nilda Hoornik                     (5)     2,776,420    51.46%          1,083,420         1,693,000       31.38%
C. Bruce Gordy                    (6)       119,906     2.46%            119,906                 0        0.00%
Frank Hartman                                81,654     1.68%             81,654                 0        0.00%
Ronald E. Dowdy                             119,906     2.46%            119,906                 0        0.00%
Video Concepts Ltd., Inc.                    59,954     1.24%             59,954                 0        0.00%
Rene Morissette                   (7)       443,069     8.82%            415,510            27,559        0.55%
Charles & Lorraine Lincoln                   81,567     1.69%             71,317            10,250        0.21%
Apogee Business Consultants, LLC            103,333     2.12%            103,333                 0        0.00%
Arthur G. Knox                                4,000     0.08%              4,000                 0        0.00%
Brenda Holson                                50,000     1.03%             50,000                 0        0.00%
Susan Morisette. IRA                         15,510     0.32%             15,510                 0        0.00%
TBC Investments, Inc.                        44,463     0.92              44,463                 0        0.00%
R. J. Diamond Consulting, Inc.               44,463     0.92%             44,463                 0        0.00%
Contracts Consultants
International, Inc.                          44,463     0.92%             44,463                 0        0.00%
Premier Ventures, Inc.                       88,416     1.82%             88,416                 0        0.00%
Venancio Pardo                    (8)        18,800     0.39%             18,800                 0        0.00%
Stephanie Crumpler                              784      *                   784                 0        0.00%
Jaime Ceniceros                                  17      *                    17                 0        0.00%
Cora Lo                                          17      *                    17                 0        0.00%
Sheri Skiba                                      17      *                    17                 0        0.00%
Susan Egbert                                     17      *                    17                 0        0.00%
Mike Cutler                                      17      *                    17                 0        0.00%
Frank Hartman, Custodian
for Ginifer Hartman                              15      *                    15                 0        0.00%

                                       30

Adam T. Parson                    (9)           200      *                   200                 0        0.00%
Emileigh Bernstein                (9)           150      *                   150                 0        0.00%
Gregory A. Brigham                (9)           150      *                   150                 0        0.00%
Christian Brigham                 (9)           150      *                   150                 0        0.00%
Michelle Bernstein                (9)           200      *                   200                 0        0.00%
Phil Poole                        (9)           200      *                   200                 0        0.00%
Heather Borgendale                (9)           400      *                   400                 0        0.00%
Susan Borgendale                  (9)           500      *                   500                 0        0.00%
Peter La Bruzzo                   (9)           175      *                   175                 0        0.00%
Lech  Zychlinski                  (9)           175      *                   175                 0        0.00%
Rose Rosa                         (9)            50      *                    50                 0        0.00%
Tom Pryor                         (9)           100      *                   100                 0        0.00%
Mildred Cruz                      (9)           100      *                   100                 0        0.00%
Jorge Cruz                        (9)           100      *                   100                 0        0.00%
Sandra Rizzi                      (9)           100      *                   100                 0        0.00%
David Rizzi                       (9)           100      *                   100                 0        0.00%
Alfred Hoornik, Jr.               (9)           500      *                   500                 0        0.00%
Steven D. Hamilton                (9)           500      *                   500                 0        0.00%
Selwyn Dusheiko                   (9)         1,000      *                 1,000                 0        0.00%
Selwyn Dusheiko f/b/o
 Joshua Edelman                   (9)           250      *                   250                 0        0.00%
William C. Rawheiser              (9)           300      *                   300                 0        0.00%
Juan Carnovali                    (9)         3,000      *                 3,000                 0        0.00%
Orlando Jr. or Caridad Sosa       (9)         1,000      *                 1,000                 0        0.00%
Rosario Pardo                     (9)         2,000      *                 2,000                 0        0.00%
Rafael C. and/or
 Juana E. Couvertie               (9)         1,000      *                 1,000                 0        0.00%
Monica Pardo                      (9)         2,000      *                 2,000                 0        0.00%
Kyoung Eun Ahn                    (9)           250      *                   250                 0        0.00%
Vinicio Ramirez                   (9)           750      *                   750                 0        0.00%
Patricia Pardo                    (9)         1,000      *                 1,000                 0        0.00%
Daniel and/or Lori J. Alonso      (9)         2,000      *                 2,000                 0        0.00%
Jose C Tejeda                     (9)         1,000      *                 1,000                 0        0.00%
Veronica and/or
 Alfred M. Desrosiers             (9)         2,000      *                 2,000                 0        0.00%
Wilfredo and/or
 Maria del Carmen Alonso          (9)         2,000      *                 2,000                 0        0.00%
Lisa Jalayer                      (9)         1,000      *                 1,000                 0        0.00%
Celia Rodriguez                   (9)         1,000      *                 1,000                 0        0.00%
Tracy L Blevins                   (9)           200      *                   200                 0        0.00%
Kelly Kauffman                    (9)           200      *                   200                 0        0.00%
William F and Alice V Merlin      (9)         1,000      *                 1,000                 0        0.00%
Alice V and William F Merlin      (9)         1,000      *                 1,000                 0        0.00%
Wade L Kohn                       (9)         1,000      *                 1,000                 0        0.00%
Willard C Hunter                  (9)         1,000      *                 1,000                 0        0.00%
R. Gale Porter, Jr.               (9)         1,000      *                 1,000                 0        0.00%
Deborah A Erdahl                  (9)           200      *                   200                 0        0.00%
William F Merlin, Jr.             (9)         1,000      *                 1,000                 0        0.00%
William K Porter                  (9)         1,000      *                 1,000                 0        0.00%
Michele Walters                   (9)         1,000      *                 1,000                 0        0.00%

                                       31

Lillian G Weaver                  (9)           200      *                   200                 0        0.00%
J. Bryan Yoho                     (9)         1,000      *                 1,000                 0        0.00%
Barbara Green                     (9)           200      *                   200                 0        0.00%
Nilda Hoornik              (5)    (9)         1,000      *                 1,000                 0        0.00%
John Toledo                       (9)           250      *                   250                 0        0.00%
Maria J. Toledo                   (9)           300      *                   300                 0        0.00%
Joe or Isabel Martinez            (9)           500      *                   500                 0        0.00%
Michael Toledo                    (9)           250      *                   250                 0        0.00%
Luis and/or Helen Diaz, Jr.       (9)           500      *                   500                 0        0.00%
Raul Lavin                        (9)           500      *                   500                 0        0.00%
Arcilio Valdivia                  (9)           500      *                   500                 0        0.00%
Mark D. Chamberlain               (9)           350      *                   350                 0        0.00%
Heinrich W.W. Bracker             (9)           350      *                   350                 0        0.00%
Tom Nichols                       (9)           350      *                   350                 0        0.00%
Lucy Barbeiro                     (9)           300      *                   300                 0        0.00%
Sean Austin                       (9)           300      *                   300                 0        0.00%
Hannah L. Miller                  (9)           750      *                   750                 0        0.00%
Carole Lynn Morris                (9)           750      *                   750                 0        0.00%
Kevin J. Collins                  (9)         1,000      *                 1,000                 0        0.00%
Chandra A. Rusk                   (9)           500      *                   500                 0        0.00%
Stacy L Bagley                    (9)         1,000      *                 1,000                 0        0.00%
Kimberly Covey                    (9)         1,000      *                 1,000                 0        0.00%
Camille Lamar Roberts             (9)         1,000      *                 1,000                 0        0.00%
Gina M. Owen                      (9)         1,000      *                 1,000                 0        0.00%
Jimmie Beck                       (9)         1,000      *                 1,000                 0        0.00%
Kaaren E. Richardson              (9)           500      *                   500                 0        0.00%
Marco T. Villalobos               (9)           100      *                   100                 0        0.00%
Sandra Lee Vitale                 (9)           200      *                   200                 0        0.00%
Suzanne Mainzer                   (9)           200      *                   200                 0        0.00%
Peter La Manna                    (9)           500      *                   500                 0        0.00%
Sergio G. Menendez                (9)         1,000      *                 1,000                 0        0.00%
Kenneth E. O'Rorke                (9)         1,000      *                 1,000                 0        0.00%
Rekha M. Bakarania                (9)         1,000      *                 1,000                 0        0.00%
Vivek R. Rao                      (9)         1,000      *                 1,000                 0        0.00%
Stewart Nazzaro                   (9)         1,000      *                 1,000                 0        0.00%
Raghavendra R. Vijayanagar        (9)         1,000      *                 1,000                 0        0.00%
Jess G. Tucker                    (9)         1,000      *                 1,000                 0        0.00%
Brendon K. Rennert                (9)         1,000      *                 1,000                 0        0.00%
Daedalus Consulting, Inc          (9)         1,000      *                 1,000                 0        0.00%
Rebecca Weightman                 (9)           200      *                   200                 0        0.00%
William F. Lincoln, MD            (9)         1,000      *                 1,000                 0        0.00%
Jacqueline Anne Lincoln           (9)         1,000      *                 1,000                 0        0.00%
Bradford G. Shulkin               (9)         1,000      *                 1,000                 0        0.00%
Hilary Ponticelli                 (9)         1,000      *                 1,000                 0        0.00%
Tyler Tuchow                      (9)         1,000      *                 1,000                 0        0.00%
Stacy Tuchow                      (9)         1,000      *                 1,000                 0        0.00%
Gloria Reinhardt                  (9)         1,000      *                 1,000                 0        0.00%
Joi-Phyle Hallem                  (9)         1,000      *                 1,000                 0        0.00%
Jay C. Jumper                     (9)         1,000      *                 1,000                 0        0.00%
Dawn L. Jumper                    (9)         1,000      *                 1,000                 0        0.00%

                                       32

Mathew A. Stanchie                (9)         1,000      *                 1,000                 0        0.00%
Patricia L Scanlan                (9)         1,000      *                 1,000                 0        0.00%
Alex J. Sparra, II                (9)         1,000      *                 1,000                 0        0.00%
Marilynn K. Obrig                 (9)         1,000      *                 1,000                 0        0.00%
Olen Serrat                       (9)           500      *                   500                 0        0.00%
Craig A. Kessinger                (9)           500      *                   500                 0        0.00%
Roy M. Barnhart                   (9)         1,000      *                 1,000                 0        0.00%
Patricia B. Stewart               (9)         1,000      *                 1,000                 0        0.00%
Vernon Barclay                    (9)         1,000      *                 1,000                 0        0.00%
John Kingman Keating              (9)         1,000      *                 1,000                 0        0.00%
Cole Whitaker                     (9)         1,000      *                 1,000                 0        0.00%
James E. Meyer                    (9)         1,000      *                 1,000                 0        0.00%
Richard Rankin                    (9)         1,000      *                 1,000                 0        0.00%
Erin Dowdy                        (9)         1,000      *                 1,000                 0        0.00%
Megan Dowdy                       (9)         1,000      *                 1,000                 0        0.00%
George Chaconas Trust             (9)         1,000      *                 1,000                 0        0.00%
John V. Trujillo I/T/F
 John V. Trujillo, Jr and
 Jayna J. Trujillo                (9)         1,000      *                 1,000                 0        0.00%
Brenda Holson                     (9)         1,000      *                 1,000                 0        0.00%
John E. Helms                     (9)         1,000      *                 1,000                 0        0.00%
Christina H. Brown                (9)         2,000      *                 2,000                 0        0.00%
Jerry Knox                        (9)         1,000      *                 1,000                 0        0.00%
Arthur G. Knox                    (9)         1,000      *                 1,000                 0        0.00%
Vernon Strokes                    (9)         1,000      *                 1,000                 0        0.00%
John L. Muench                    (9)         1,000      *                 1,000                 0        0.00%
Matt Patterson                    (9)           200      *                   200                 0        0.00%
ICBM Corporation                  (9)         1,750      *                 1,750                 0        0.00%
Terence McCarty                   (9)         1,000      *                 1,000                 0        0.00%
Roberta Dantico                   (9)         1,000      *                 1,000                 0        0.00%
Michael J. Echevarria             (9)         1,000      *                 1,000                 0        0.00%
Tony Muniz, Jr.                   (9)         1,000      *                 1,000                 0        0.00%
Michael S. McConnell              (9)         1,000      *                 1,000                 0        0.00%
Randy R. Barbas                   (9)         1,000      *                 1,000                 0        0.00%
Philip J. Ciaravella              (9)         1,000      *                 1,000                 0        0.00%
Robert E. Johnson                 (9)         1,000      *                 1,000                 0        0.00%
Allen Kinley                      (9)         1,000      *                 1,000                 0        0.00%
1Mundo, Inc.                      (9)         1,000      *                 1,000                 0        0.00%
Michael Edward Eggleston          (9)         1,000      *                 1,000                 0        0.00%
Malcolm G. Taaffee                (9)         1,000      *                 1,000                 0        0.00%
Jose A. Torrado                   (9)         2,000      *                 2,000                 0        0.00%
Fiero Partners                    (9)         2,000      *                 2,000                 0        0.00%
-----------------

*     Less than .01%

(1) Represents 111,500 shares of common stock issuable upon conversion of 6% debentures held by the selling security holders. The 6% debentures are due June 30, 2003 and are convertible at the rate of $.10 per share. Because the number of shares of common stock issuable upon conversion of the debentures is dependent in part upon the number of shares of the common stock outstanding prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate and cannot be determined at this time. However, each selling security holder has contractually agreed to restrict its ability to convert its debentures and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. Also includes 1,750,000 shares of the 5,000,000 issuable upon conversion of warrants at $.15 per share and includes 1.465,260 shares currently issued and outstanding. The remaining 3,250,000 underlying the warrants belonging to officers, directors and major shareholders are not being registered at this time.

(2) Mr. R. Gale Porter served as the Company's Chief Operating Officer, President, and is a director of the Company until his resignation on October 23, 2002. The ownership consist of 300,000 shares which he owns jointly with his spouse. This ownership does not include the underlying interest in 3,079 shares owned by Work Holdings, LLC, a limited liability corporation whose sole managing director is Rene Morissette, in which Mr. Porter has a 1.35% interest. Mr. Porter disclaims beneficial interest of the shares owned by Work Holdings, LLC in that he has neither voting nor investment powers with respect to such shares. On November 22, 2002, Mr. Porter sold 750,000 shares and 750,000 shares issuable upon conversion of warrants in a private transaction to the William A. Family Trust. In consideration of registration rights on the 300,000 shares by the Company, Mr. Porter agreed to return 513,965 shares and 743,400 shares issuable upon conversion of warrants to the Company for cancellation. Additionally, Mr. Porter agreed to subject the 300,000 shares to a lock-up agreement, whereby a maximum of 10,000 shares can be sold per month after 60 days from the time the Company's shares first are listed on an exchange or on an electronic medium that provides real-time trade reporting or 180 days from the time the Registration Statement is declared effective .

(3) Cristino L. Perez is the Company's Chief Financial Officer, Secretary, Treasurer, and is a director of the Company. Includes 45,025 shares which he or his spouse own directly and jointly with his spouse and 34,400 shares issuable upon conversion of warrants to him. This ownership does not include the underlying interest in 1,015,218 shares owned by Global Partners, LLC, a limited liability corporation, and 1,008,000 shares issuable upon conversion of warrants owned by this limited liability corporation, whose sole managing director is Nilda Hoornik, Mr. Perez's sister, and in which Mr. Perez' spouse has a 63.87% interest. Mr. Perez and his spouse disclaims beneficial interest of the shares owned by Global Partners, LLC in that neither he or his spouse has voting or investment powers with respect to such shares. This ownership does not include the underlying interest in 4,169 shares owned by Work Holdings, LLC, a limited liability corporation whose sole managing director is Rene Morissette, in which Mr. Perez has a 1.83% interest. Mr. Perez disclaims beneficial interest of the shares owned by Work Holdings, LLC in that he has neither voting nor investment powers with respect to such shares.

(4) William A. Brown Family Trust consists of 816,836 shares owned by the trust controlled by William A. Brown as Trustee, and 750,000 shares isssuable upon conversion of warrants owned by the Trust. It also includes 1,517,300 shares previously owned by the William A. Brown Family Partnership, also controlled by William A. Brown, as General Partner, and 1,517,300 shares issuable upon conversion of warrants also previously owned by the Partnership, which were transferred to the Trust. This ownership does not include the underlying interest in 132,000 shares owned by Work Holdings, LLC, a limited liability company whose sole managing director is Rene Morissette, and 142,000 shares issuable upon conversion of warrants owed by Work Holdings, LLC. Mr. Brown disclaims beneficial interest of the shares owned by Work Holdings, LLC in that he has neither voting nor investment powers with respect to such shares.

(5) Nilda Hoornik consisting of 1,412,920 shares owned by Global Partners, LLC, a limited liability company in which she is the sole managing director, and 1,363,500 shares issuable upon conversion of warrants owned by this limited liability corporation. These shares are beneficially owned, based on their interest in the corporation as follows: Elona Perez's individual retirement account, 63.87%; Cristino L. Perez, 9.0%; Venancio Pardo's individual retirement account, 10.16%; Fiero Partners, 12.06%; and others, 4.90%. Nilda Horrnik also owns 1,000 shares issuable upon conversion of a debenture.

(6) C. Bruce Gordy consisting of 61,906 shares owned directly by him, and 58,000 shares issuable upon conversion of warrants also owned by him. This ownership does not include the underlying interest in 58,000 shares owned by Work Holdings, LLC, a limited liability company whose sole managing director is Rene Morissette, and 58,000 shares issuable upon conversion of warrants owed by Work Holdings, LLC. Mr. Gordy disclaims beneficial interest of the shares owned by Work Holdings, LLC in that he has neither voting nor investment powers with respect to such shares.

(7) Rene Morissette consisting of 8,010 shares owned directly by him, and 7,500 shares issuable upon conversion of warrants owned by him, and 227,559 shares owned by Work Holding, LLC, a limited liablility company in which he is the sole managing director. These shares are beneficially owned, based on their interest in the corporation as follows: Charles Lincoln, 5.4%; R. Gale Porter, 1.35%; Venancio Pardo's individual retirement account, 3.53%; Cristino L. Perez, 1.83%; , C Bruce Gordy, 25.49%; William A. Brown's individual retirement account, 58.01%, and others 4.4%.

(8) Venancio Pardo consisting of 9,400 shares owned directly by him, and 9,400 shares issuable upon conversion of warrants owned by him. This ownership does not include the underlying interest in 152,202 shares owned by Global Partners, LLC, a limited liability corporation whose sole managing director is Nilda Hoornik, and 130,000 shares issuable upon conversion of warrants owned by this limited liability corporation, in which Mr. Pardo has a 10.16% interest. Mr. Pardo disclaims beneficial interest of the shares owned by Global Partners, LLC in that he has neither voting nor investment powers with respect to such shares. This ownership does not include the underlying interest in 8,026 shares owned by Work Holdings, LLC, a limited liability corporation whose sole managing director is Rene Morissette, in which Mr. Pardo has a 3.53% interest. Mr. Pardo disclaims beneficial interest of the shares owned by Work Holdings, LLC in that he has neither voting nor investment powers with respect to such shares.

(9)   Consists solely of shares issuable upon conversion of a debenture.

         William A. Brown is the control person of the William A. Brown Family Trust and the William A. Brown Family Partnership. Work Holdings LLC is controlled by Rene Morissette, its sole managing director. Global Partners LLC is controlled by Nilda Hoornik, its sole managing director. Ms. Hoornik is the sister of Cris Perez, our CFO and a director.

         Other control persons and their respective entities are as follows:

         Walter G. Masky, President            Video Concepts Limited, Inc,
         Jerry Diamond, President              Apogee Business Consultants, Inc.
         Teresa Crowley, President             TBC Investments, Inc.
         Richard J. Diamond, President         R. J. Diamond Consulting, Inc.
         Terry M. Haynes, President            Contracts Consultants
                                                 International, Inc.
         Jerry Diamond, President              Premier Ventures, Inc.
         Hans C. Beyer, President              Daedalus Consulting, Inc.
         George Chaconas, Trustee              George Chaconas Trust
         Patricia Pardo, President             ICBM Corporation and wholly owned
                                                 subsidiary 1Mundo, Inc.
         Susan Morissette, General Partner     Fiero Partners, a general
                                                 partnership

         Jess G. Tucker is named as a selling security holder for up to 1,000 shares of Common Stock in this prospectus. He is associated with James I. Black & Company, Lakeland, Florida, a broker-dealer and a member of the National Association of Securities Dealers, Inc. James I. Black & Company will not be a participant in the distribution of any of the securities.


                              PLAN OF DISTRIBUTION

         The shares may be sold or distributed from time to time by the selling security holders named in this prospectus, by their donees or transferees, or by their other successors in interest. The selling security holders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Each selling security holder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares, whether the purchase is to be made directly or through agents.

         The selling security holders may offer their shares at various times in one or more of the following transactions:

         o in ordinary brokers' transactions and transactions in which the broker solicits purchasers;

         o in transactions involving cross or block trades or otherwise on an appropriate market;
         o in transactions "at the market" to or through market makers in the common stock or into an existing market for the common stock;
         o in other ways not involving market makers or established trading markets, including direct sales of the shares to purchasers or sales of the shares effected through agents;
         o through transactions in options, swaps or other derivatives which may or may not be listed on an exchange;
         o        in privately negotiated transactions;
         o        in transactions to cover short sales; or
         o        in a combination of any of the foregoing transactions.

         The selling security holders also may sell their shares in accordance with Rule 144 under the Securities Act of 1933.

         From time to time, one or more of the selling security holders may pledge or grant a security interest in some or all of the shares owned by them. If the selling security holders default in performance of the secured obligations, the pledgees or secured parties may offer and sell the shares from time to time. The selling security holders also may transfer and donate shares in other circumstances. The number of shares beneficially owned by selling security holders who transfer, donate, pledge or grant a security interest in their shares will decrease as and when the selling security holders take these actions. The plan of distribution for the shares offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees or other successors in interest will be selling security holders for purposes of this prospectus.


         A selling security holder may sell short the common stock. The selling security holder may deliver this prospectus in connection with such short sales and use the shares offered by this prospectus to cover such short sales.

         A selling security holder may enter into hedging transactions with broker-dealers. The broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling security holder, including positions assumed in connection with distributions of the shares by such broker-dealers. A selling security holder also may enter into option or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, who may then resell or otherwise transfer such shares. In addition, a selling security holder may loan or pledge shares to a broker-dealer, which may sell the loaned shares or, upon a default by the selling security holder of the secured obligation, may sell or otherwise transfer the pledged shares.


         The selling security holders may use brokers or agents to sell their shares. The persons acting as agents may receive compensation in the form of commissions, discounts or concessions. This compensation may be paid by the selling security holders or the purchasers of the shares for whom such persons may act as agent, or to whom they may sell as principal, or both. The compensation as to a particular person may be less than or in excess of customary commissions. The selling security holders and any agents or broker-dealers that participate with the selling security holders in the offer and sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions they receive and any profit they realize on the resale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling security holders can presently estimate the amount of such compensation.



         We have advised the selling security holders that during such time as they may be engaged in a distribution of the shares, they are required to comply with Regulation M under the Securities Exchange Act. With certain exceptions, Regulation M prohibits any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. The foregoing restrictions may affect the marketability of the shares.

         Under our agreements with the selling security holders, we are required to bear the expenses relating to this offering, excluding any underwriting discounts or commissions, brokerage fees, stock transfer taxes and fees of legal counsel to the selling security holders. We estimate these expenses will total approximately $40,000.


         We have agreed to indemnify most of the selling security holders against certain liabilities, including certain liabilities under the Securities Act, including Mr. Perez, Mr. Pardo, Mr. Porter (until his resignation on October 23, 2002), Mr. Brown and the entities controlled by them. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant under these provisions, the registrant has been informed that in the opinion of the securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


         It is possible that a significant number of shares could be sold at the same time. Such sales, or the perception that such sales could occur, may adversely affect prevailing market prices for the common stock.

         This offering by any selling security holder will terminate two years from the date of this prospectus or, if earlier, on the date on which the selling security holder has sold all of his shares.

Penny Stock Rules

         Our common stock is subject to the "penny stock" rules that impose additional sales practice requirements should because our shares presently do not trade in any market and can be expected to trade below $5.00 per share. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of the common shares and must have received the purchaser's written consent to the transaction prior to the purchase. The "penny stock" rules also require the delivery, prior to the transaction, of a risk disclosure document mandated by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer must also disclose:

         o the commission payable to both the broker-dealer and the registered representative,

         o        current quotations for the securities, and

         o if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market.

         Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

         These rules apply to sales by broker-dealers to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse), unless our common shares trade above $5.00 per share. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell shares of our common stock, and may affect the ability to sell the shares in the secondary market as well as the price at which such sales can be made. Also, some brokerage firms will decide not to effect transactions in "penny stocks" and it is unlikely that any bank or financial institution will accept "penny stock" as collateral.

Underwriter Status

         The selling security holders and any broker-dealers or agents that are involved in selling the shares may be considered to be "underwriters" within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

         Because the selling security holders are deemed "underwriters" within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements.

         We are required to pay all fees and expenses incident to the registration of the shares in this offering. However, we will not pay any commissions or any other fees in connection with the resale of the common stock in this offering. We have agreed to indemnify the selling security holders and their officers, directors, employees and agents, and each person who controls any selling security holder, in certain circumstances against liabilities, including liabilities arising under the Securities Act. Each selling security holder has agreed to indemnify us and our directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act.

         If the selling security holder notifies us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling security holder and the broker-dealer.

                            DESCRIPTION OF SECURITIES


         The following is a summary of our Articles of Incorporation, as amended.


Common Stock


         Our Articles of Incorporation authorizes the issuance of up to 50,000,000 shares of common stock and 10,000,000 shares of preferred stock.


         Each share of our common stock entitles its holder to one vote upon all matters on which holders of our common stock are entitled to vote under applicable law or otherwise. Stockholders are not permitted to vote their shares cumulatively. Accordingly, the holders of more than 50% of the issued and outstanding shares of common stock can elect all of our directors. Holders of common stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, each share of common stock will be entitled to share ratably in any assets available for distribution to holders of our equity securities after satisfaction of all liabilities and after providing for each class of stock, if any, having preference over the common stock.


         The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is issued.


Serial Preferred Stock

         Our board of directors is authorized by our certificate of incorporation to issue up to ten million shares of one or more series of serial preferred stock. No shares of serial preferred stock have been authorized or designated for future issuance by our board. In addition, we have no present plans to issue any such shares.

         In the event that our board of directors does authorize, designate and issue shares of serial preferred stock, it may exercise its discretion in establishing the terms of such serial preferred stock. In the exercise of such discretion, our board may determine the voting rights, if any, of the series of serial preferred stock being issued, which could include the right to vote separately or as a single class with our common stock and/or other series of serial preferred stock; to have more or less voting power per share than that possessed by our common stock or other series of serial preferred stock; and to vote on certain specified matters presented to the shareholders or on all of such matters or upon the occurrence of any specified event or condition. On our liquidation, dissolution or winding up, the holders of serial preferred stock may be entitled to receive preferential cash distributions fixed by our board when creating the particular series of preferred stock before the holders of our common stock are entitled to receive anything. Serial preferred stock authorized by our board could be redeemable or convertible into shares of any other class or series of our capital stock.

         The issuance of serial preferred stock by our board of directors could adversely affect the rights of holders of our common stock by, among other things, establishing preferential dividends, liquidation rights or voting powers. The issuance of serial preferred stock could be used to discourage or prevent efforts to acquire control of our company through the acquisition of shares of our common stock, even if a change in control were in our stockholders' interest.

Warrants


         Each of the 4,256,600 outstanding warrants represent the right to acquire one share of common stock at an initial exercise price of $.15 per share for a period of five years ending June 30, 2007. The exercise price and the number of shares issuable upon exercise of the warrants will be adjusted upon the occurrence of the following events:


         o issuance of common stock as a dividend on shares of common stock,
         o subdivisions, reclassifications or combinations of the common stock or similar events.

         The warrants do not contain provisions protecting against dilution resulting from the sale of additional shares of common stock for less than the exercise price of the warrants or the current market price of our securities and do not entitle warrant holders to any voting or other rights as a shareholder until such warrants are exercised and common stock is issued.

         The warrants contain a provision referred to as a "net exercise provision" that allows the holder to convert the warrants into shares of our common stock, without making any cash payment. If the holder elects to exercise this net exercise right, the holder authorizes the company to withhold the number of shares that would have to be sold at the prevailing market price at the time of exercise to pay the exercise price. For example, if our stock has a market price of $.60 per share and a holder exercises the net exercise right for 10,000 warrants, the holder would receive 7,500 shares. This is because the holder would have had to sell 2,500 shares at $.60 in order to pay the $1,500 exercise price for 10,000 shares (10,000 x $.15 = $1,500). This example is an illustration and should not be interpreted as any indication of whether a market for our common stock will develop.

         Holders of warrants may exercise their warrants for the purchase of shares of common stock and resell such shares only if a current prospectus relating to such shares is then in effect and only if such shares are qualified for sale, or deemed to be exempt from qualification under applicable state securities laws. We are required to use our best efforts to maintain a current prospectus relating to such shares of common stock at all times when the market price of the common stock exceeds the exercise price of the warrants until the expiration date of the warrants, although there can be no assurance that we will be able to do so.

         The shares of common stock issuable on exercise of the warrants will be, when issued in accordance with the warrants, duly and validly issued, fully paid and non-assessable. At all times that the warrants are outstanding, we will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding warrants.

         For the term of the warrants, the holders thereof are given the opportunity to profit from an increase in the per share market price of our common stock, with a resulting dilution in the interest of all other stockholders. So long as the warrants are outstanding, the terms on which we could obtain additional capital may be adversely affected. The holders of the warrants might be expected to exercise the warrants at a time when we would, in all likelihood, be able to obtain additional capital by a new offering of securities on terms more favorable than those provided by the warrants.

Transfer and Warrant Agent

         Florida Atlantic Stock Transfer, Inc.  acts as our transfer agent.


Indemnification

         Our certificate of incorporation allows us to indemnify our officers and directors to the maximum extent allowed under Nevada law. This includes indemnification for liability which could arise under the Securities Act. We have agreed to indemnify certain selling security holders against some liabilities, as more fully set forth in registration rights agreements, including liabilities under he Securities Act, and to contribute to payments such selling security holders may be required to make.

         Certain selling security holders have agreed to indemnify us, our officers and directors against some liabilities, as more fully set forth in the registration rights agreements, including liabilities under the Securities Act, and to contribute to payment we and our controlling persons may be required to make.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant under these provisions, the registrant has been informed that in the opinion of the securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                  LEGAL MATTERS

         The validity of our common stock offered hereby is being passed upon for Resolve Staffing, Inc. by the law offices of Sommer & Schneider LLP, 595 Stewart Avenue, Suite 710, Garden City, New York 11530.

                                     EXPERTS

         The financial statements as of and for the years ended December 31, 2001 and 2000 included in this Prospectus have been so included in reliance on the report of Timothy M. Griffiths, CPA, independent certified public accountant, given on the authority of said firm as experts in auditing and accounting.

Changes in and disagreements with accountants on accounting and financial disclosure

         On March 1, 2002, our Board of Directors adopted a resolution changing our independent accountant from Haskell & White, LLP (the "Former Accountant") to the firm of Timothy M. Griffiths, Certified Public Accountant (the "New Accountant"). The action was taken principally because we had completed the acquisition of Integra and the board decided it would be in our best interest to utilize the services of Integra's auditor. During the fiscal year ended December 31, 2000 and 1999, and for the periods from inception on April 9, 1998 through December 31, 2000, and any subsequent interim period to the date of the dismissal (February 26, 2002), we had no disagreement with our Former Accountant on any matter of accounting principal or practice, financial statement disclosure or auditing scope or procedure which would have caused the Former Accountant to make reference in its report upon the subject matter of disagreement. The Former Accountant previously issued a report dated March 27, 2001 on our financial statements as of and for the year ended December 31, 2000 and 1999, and for the period from inception on April 9, 1998 through December 31, 2000. The report did not contain an adverse opinion or disclaimer of opinion or qualification as to audit scope or accounting principle. The Former Accountant's report did contain additional disclosure relating to uncertainty as to our ability to continue as a going concern but did not contain any adjustment for the disclosed uncertainties. The Former Accountant reviewed this disclosure and has furnished us with a letter addressed to the SEC that did not contain any new information or clarification of the disclosure.

         We did not consult with the New Accountant regarding any matters prior to its engagement, including matters relating to the application of accounting principles, although the New Accountant rendered an unqualified audit report on Integra's balance sheets as of December 31, 2000 and 1999 and related statements of operations, cash flows and stockholders' equity for the year ended December 31, 2000 and the period from inception (August 16, 1999) to December 31, 1999, which was included in our Form 8-K dated December 12, 2001, as amended.

                              AVAILABLE INFORMATION

         We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Resolve Staffing, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission ("SEC").


         We are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

         We intend to furnish our stockholders with annual reports containing audited financial statements.

         This prospectus includes statistical data that were obtained from industry publications. These industry publications generally indicate that the authors of these publications have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. While we believe these industry publications to be reliable, we have not independently verified their data.

                                                                           PAGE


Independent Auditor's Report                                               F-1

Financial Statements -

         Balance sheets as of September 30, 2002 (Unaudited) and
           December 31, 2001 (consolidated) and 2000                       F-2

         Statements of operations for the years ended
           December 31, 2001 (consolidated) and 2000                       F-3

         Statements of operations for the three and nine months
           ended September 30, 2002 and 2001 (Unaudited)                   F-4

         Statements of cash flows for the years ended December
           31, 2001 (consolidated) and 2000                                F-5

         Statements of cash flows for the three and nine months
           ended September 30, 2002 and 2001 (Unaudited)                   F-6

         Statements of stockholders' equity for the nine months
           ended September 30, 2002 (Unaudited), and for the
           years ended December 31, 2001 (consolidated) and 2000           F-7

         Notes to Financial Statements                                     F-8

                          INDEPENDENT AUDITOR'S REPORT





To the Board of Directors and Stockholders
Resolve Staffing, Inc.,
(formerly Columbialum Staffing, Inc.)
Tampa, Florida

I have audited the accompanying balance sheets of Resolve Staffing, Inc. (formerly Columbialum Staffing, Inc.) as of December 31, 2001 (consolidated) and 2000, and the related statements of operations, cash flows and stockholders' equity for the years ended December 31, 2001 (consolidated) and 2000. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on our audit.

I conducted the audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly in all material respects, the financial position of Resolve Staffing, Inc. at December 31, 2001 (consolidated) and 2000, and the result of its operations, its cash flows and stockholders' equity for the years ended December 31, 2001 (consolidated) and 2000 in conformity with accounting principles generally accepted in the United States of America.



/s/ Timothy M. Griffiths, CPA

TIMOTHY M. GRIFFITHS, CPA
Tampa, Florida
March 6,  2002, except for Note P,
  which is as of March 24, 2002

                                                     RESOLVE STAFFING, INC.
                                              (Formerly Columbialum Staffing, Inc.)
                                                         BALANCE SHEETS
                                                   DECEMBER 31, 2001 AND 2000

                                                                 (Unaudited)
                                                                September 30,          (Consolidated)
                       ASSETS                                        2002                   2001                   2000
                                                              -------------------    -------------------    -------------------
CURRENT ASSETS
    Cash                                                        $         13,442        $        19,467       $         19,697
    Accounts receivable, net of allowance for
        bad debts of $1,800 for 2001and  2000                             52,865                 30,069                 58,051
    Prepaid and other assets                                              89,814                  8,317                  2,616
                                                                ----------------        ---------------       ----------------
        Total current assets                                             156,121                 57,853                 80,364
                                                                ----------------        ---------------       ----------------

PROPERTY AND EQUIPMENT
    Property and equipment                                                28,382                 28,382                 11,736
    Less: Accumulated depreciation                                        10,015                  8,202                  3,729
                                                                ----------------        ---------------       ----------------
        Net property and equipment                                        18,367                 20,180                  8,007
                                                                ----------------        ---------------       ----------------

                    TOTAL ASSETS                                $        174,488        $        78,033       $         88,371
                                                                ================        ===============       ================


                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
    Accounts payable                                            $         19,508        $        23,698       $          6,530
    Accrued payroll taxes                                                  4,494                 17,171                 66,630
    Insurance financing                                                   21,766                      -                      -
    Accrued expenses                                                         593                    642                 11,909
    Notes payable                                                         40,000                      -                      -
    Debentures payable                                                    11,150                 18,450                      -
    Customer deposits                                                          -                      -                  8,558
    Due to related parties                                                23,261                      -                      -
                                                                ----------------        ---------------       ----------------
        Total current liabilities                                        120,179                 59,961                 93,627
                                                                ----------------        ---------------       ----------------
STOCKHOLDERS' EQUITY (DEFICIT)
    Common stock, $.0001 par value,
     50,000,000  shares authorized, issued
     and outstanding:  2001 - 83,334 shares;
     2000 - 37,500 shares (restated)                                         534                      8                      4
    Paid-in capital                                                      719,189                425,467                107,496
    Retained earnings (deficit)                                         (665,414)              (407,403)              (112,756)
                                                                ----------------        ---------------       ----------------
             Total stockholders' equity (deficit)                         54,309                 18,072                (5,256)
                                                                ----------------        ---------------       ----------------

    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)        $        174,488        $        78,033       $         88,371
                                                                ================        ===============       ================


      Read independent auditor's report. The accompanying notes are an integral part of these financial statements.

                                                           F-2

                                                     RESOLVE STAFFING, INC.
                                              (Formerly Columbialum Staffing, Inc.)
                                                    STATEMENTS OF OPERATIONS
                                         FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000


                                                                                        (Consolidated)
                                                                                             2001                    2000
                                                                                     --------------------    --------------------
SERVICE REVENUES                                                                       $        471,821        $        556,267

DIRECT COST OF SERVICES                                                                         359,742                 351,263
                                                                                       ----------------        ----------------

GROSS MARGIN                                                                                    112,079                 205,004

OPERATING EXPENSES
     Legal & professional fees                                                                   52,621                   6,894
     Advertising/Promotion                                                                       21,710                  32,504
     Salaries and benefits                                                                      197,304                 187,715
     Payroll taxes                                                                                7,808                   8,435
     Penalties                                                                                   19,638                     659
     Rent & leases                                                                               22,626                  19,727
     Travel & entertainment                                                                      10,071                   9,356
     Administrative expenses                                                                     48,551                  38,776
                                                                                       ----------------        ----------------
           Total operating expenses                                                             380,329                 304,066
                                                                                       ----------------        ----------------

(LOSS) FROM OPERATIONS                                                                         (268,250)                (99,062)

OTHER INCOME (EXPENSES)
      Interest and other income                                                                     326                     181
      Interest expense                                                                          (21,598)                   (226)
                                                                                       ----------------        ----------------
          Net other income (expenses)                                                           (21,272)                    (45)
                                                                                       ----------------        ----------------

NET INCOME (LOSS)                                                                      $       (289,522)       $        (99,107)
                                                                                       ================        ================

LOSS PER SHARE
     Basic                                                                             $          (3.47)       $          (2.65)
                                                                                       ================        ================
     Fully diluted                                                                     $           (.05)       $           (.02)
                                                                                       ================        ================

AVERAGE NUMBER OF SHARES OUTSTANDING
     Basic                                                                                       83,333                  37,443
                                                                                       ================        ================
     Fully diluted                                                                            5,438,166               5,392,276
                                                                                       ================        ================



       Read independent auditor's report. The accompanying notes are an integral part of these financial statements.

                                                              F-3

                                                     RESOLVE STAFFING, INC.
                                              (Formerly Columbialum Staffing, Inc.)
                                                    STATEMENTS OF OPERATIONS
                                 FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001
                                                           (UNAUDITED)

                                                            Three Months Ended                       Nine Months Ended
                                                               September 30,                           September 30,
                                                          2002                 2001               2002                2001
                                                      -------------        ------------       -------------       -------------
SERVICE REVENUES                                      $     118,427        $     97,970       $     303,531       $     420,961

DIRECT COST OF SERVICES                                      79,002              72,585             211,526             313,653
                                                      -------------        ------------       -------------       -------------

GROSS MARGIN                                                 39,425              25,385              92,005             107,308

OPERATING EXPENSES
     Legal & professional fees                                5,964                 922             108,321               5,497
     Advertising/Promotion                                    3,441               2,246               7,929              14,587
     Salaries and benefits                                   48,765              45,226             153,204             142,568
     Payroll taxes                                            2,521               3,691               9,384              12,949
     Penalties                                                    -               1,266                   -              20,904
     Rent & leases                                                -               7,033              16,351              19,353
     Travel & entertainment                                   1,243                 170               1,850                 396
     Administrative expenses                                 13,872              12,527              43,057              43,170
                                                      -------------        ------------       -------------       -------------
           Total operating expenses                          75,806              73,081             340,096             259,423
                                                      -------------        ------------       -------------       -------------

 LOSS FROM OPERATIONS                                       (36,381)            (47,696)           (248,091)           (152,115)

OTHER INCOME (EXPENSES)
      Interest and other income                                 476                   -                 716                  58
      Interest expense                                       (3,139)            (12,830)            (10,637)            (26,036)
                                                      -------------        ------------       -------------       -------------
          Net other income (expenses)                        (2,663)            (12,830)             (9,921)            (25,978)
                                                      -------------        ------------       -------------       -------------

NET INCOME (LOSS)                                     $     (39,044)       $    (60,526)      $    (258,012)      $    (178,093)
                                                      =============        ============       =============       =============

LOSS PER SHARE
     Basic                                            $        (.01)       $      (1.21)      $        (.13)      $       (3.56)
                                                      =============        ============       =============       =============
     Fully diluted                                    $        (.00)       $       (.01)      $        (.04)      $        (.03)
                                                      =============        ============       =============       =============

AVERAGE NUMBER OF SHARES OUTSTANDING
     Basic                                                5,335,034              50,000           2,028,254              50,000
                                                      =============        ============       =============       =============
     Fully diluted                                       10,446,534           5,161,500           7,139,754           5,161,500
                                                      =============        ============       =============       =============



                                  See accompanying notes to these financial statements.

                                                          F-4

                                                    RESOLVE STAFFING, INC.
                                              (Formerly Columbialum Staffing, Inc.)
                                                    STATEMENTS OF CASH FLOWS
                                           FOR YEARS ENDED DECEMBER 31, 2001 AND 2000


                                                                                       (Consolidated)
                                                                                            2001                     2000
                                                                                       --------------           --------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net loss                                                                           $      (89,522)          $      (99,107)
    Adjustments to reconcile net loss to cash used in
    operating activities:
        Depreciation                                                                            4,473                    3,104
        Allowance for bad debt                                                                      -                    1,800
        Contribution of assets, interest and services                                         (7,825)                        -
        Conversion of equity to capital                                                       (5,125)                        -
    Decrease (increase) in current assets:
        Accounts receivable                                                                    27,982                  (59,851)
        Prepaid and other assets                                                               (5,701)                  (2,084)
    Increase (decrease) in current liabilities:
        Accounts payable                                                                       17,168                    6,530
        Payroll tax accruals                                                                  (49,459)                  65,988
        Salary accrual                                                                         (9,985)                   9,885
        Customer deposits                                                                      (8,558)                   8,558
        Other current liabilities                                                              (1,282)                  (1,282)
                                                                                       --------------           --------------
           Total adjustments                                                                  (38,312)                  32,648
                                                                                       --------------           --------------

    Net cash (used) by operating activities                                                  (327,834)                 (66,459)
                                                                                       --------------           --------------

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of property and equipment                                                         (8,821)                  (2,212)
                                                                                       --------------           --------------
    Net cash (used) by investing activities                                                    (8,821)                  (2,212)
                                                                                       --------------           --------------

CASH FLOWS FROM FINANCING ACTIVITIES
     Sale of capital stock, net of redemption                                                 317,975                   74,992
     Proceeds from convertible debentures                                                      18,450                        -
     Loan from stockholder, net                                                                     -                  (19,321)
     Proceeds from receivable financing                                                             -                        -
     Capital contribution                                                                           -                   32,500
                                                                                       --------------           --------------
     Net cash provided by financing activities                                                336,425                   88,171
                                                                                       --------------           --------------

 NET INCREASE (DECREASE) IN CASH                                                                 (230)                  19,500

CASH, BEGINNING OF THE PERIOD                                                                  19,697                      197
                                                                                       --------------           --------------

CASH, END OF THE PERIOD                                                                $       19,467           $       19,697
                                                                                       ==============           ==============



       Read independent auditor's report. The accompanying notes are an integral part of these financial statements.

                                                         F-5

                                                     RESOLVE STAFFING, INC.
                                              (Formerly Columbialum Staffing, Inc.)
                                                    STATEMENTS OF CASH FLOWS
                                 FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001
                                                           (UNAUDITED)



                                                             Three Months Ended                      Nine Months Ended
                                                               September 30,                            September 30,
                                                          2002                 2001                2002                2001
                                                     --------------        ------------        -------------      --------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net (loss)                                       $      (39,045)       $    (60,526)       $    (258,012)     $     (178,093)
    Adjustments to reconcile net loss to cash
    used in operating activities:
        Depreciation                                            333                 792                1,813               2,256
        Interest converted to capital stock                       -                   -                  251                   -
        Contributed services                                 23,400                   -               64,600                   -
    Decrease (increase) in current assets:
        Accounts receivable                                   1,146              (8,750)             (22,796)             (2,680)
        Prepaid and other assets                              4,974                 223              (81,497)              1,390
    Increase (decrease) in current liabilities:
        Accounts payable                                    (19,065)            (31,292)              (4,190)              8,836
        Accrued expenses                                        (22)              6,050              (13,319)            (39,414)
                                                     --------------        ------------        -------------      --------------
           Total adjustments                                 10,766             (32,977)             (55,138)            (29,612)
                                                     --------------        ------------        -------------      --------------

    Net cash (used) by operating activities                 (28,279)            (93,503)            (313,150)           (207,705)
                                                     --------------        ------------        -------------      --------------

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of property and equipment                            -               2,000                    -              (5,758)
                                                     --------------        ------------        -------------      --------------
    Net cash (used) by investing activities                       -               2,000                    -              (5,758)
                                                     --------------        ------------        -------------      --------------


CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from insurance financing                            -                   -               93,061                   -
     Repayments of insurance financing                      (16,175)                  -              (71,295)                  -
     Loan from stockholder, net                              19,267            (108,306)             183,263                   -

     Proceeds from sale of common stock                           -                   -               40,000                   -
     Proceeds from note payable                                   -                   -               40,000                   -
     Capital contribution                                         -             199,576               22,096             199,576
                                                     --------------        ------------        -------------      --------------
     Net cash provided by financing activities                3,092              91,270              307,125             199,576
                                                     --------------        ------------        -------------      --------------

NET INCREASE (DECREASE) IN CASH                             (25,187)               (233)              (6,025)            (13,887)

CASH, BEGINNING OF THE PERIOD                                38,629               6,043               19,467              19,697
                                                     --------------        ------------        -------------      --------------

CASH, END OF THE PERIOD                              $       13,442        $      5,810        $      13,442      $        5,810
                                                     ==============        ============        =============      ==============


                                       See accompanying notes to these financial statements.

                                                                F-6

                                                     RESOLVE STAFFING, INC.
                                              (Formerly Columbialum Staffing, Inc.)
                                               STATEMENTS OF STOCKHOLDERS' EQUITY
                                       FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000, AND
                                    FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002 (UNAUDITED)

                                                  (RESTATED)
                                                 COMMON STOCK                  PAID-IN             RETAINED
                                           SHARES             AMOUNT           CAPITAL             DEFICIT              TOTAL
                                         ---------          ---------       ------------         ------------       -------------
Balance, December 31, 1999                  33,333          $       3       $        997         $    (1,520)       $      (520)

Recapitalization of public
  company for Integra merger                 4,167                  1            106,499             (12,129)             94,371

Net loss for the year                            -                  -                  -             (99,107)            (99,107)
                                         ---------          ---------       ------------         ------------       -------------
Balance, December  31, 2000                 37,500                  4            107,496            (112,756)             (5,256)

Recapitalization of public
  company for Integra merger                45,834                  4            317,971              (5,125)            312,850

Net loss during period                           -                  -                  -            (289,522)           (289,522)
                                         ---------          ---------       ------------         ------------       -------------
Balance, December  31, 2001                 83,334                  8            425,467            (407,403)             18,072

Issuance of common stock for services        3,333                  -                100                    -                100

Donated services                                 -                  -             19,800                    -             19,800

Contributed capital by shareholder               -                  -             22,096                    -             22,096

Issuance of common stock on conversion
of debentures                              248,366                 25              7,426                    -              7,451

Net loss for the period                          -                  -                  -             (106,689)          (106,689)
                                         ---------          ---------       ------------         ------------       -------------
Balance, March 31, 2002                    335,034                 33            474,889             (514,091)           (39,169)
  (Unaudited)

Donated services                                 -                  -             21,400                    -             21,400

Issuance of common stock for
   cash, notes and debt                  5,000,000                500            199,500                    -            200,000

Net loss for the period                          -                  -                  -             (112,279)          (112,279)

Balance, June 30, 2002
  (Unaudited)                            5,335,034                533            695,789             (626,370)             69,953

Donated services                                 -                  -             23,400                    -             23,400

Net loss for the period                          -                  -                  -              (39,044)           (39,044)
                                         ---------          ---------       ------------         ------------       -------------
Balance, September 30, 2002              5,335,034          $     533       $    719,189         $   (665,014)      $      53,309
                                         =========          =========       ============         ============       =============


            Read independent auditor's report. The accompanying notes are an integral part of these financial statements.

                                                               F-7

                             RESOLVE STAFFING, INC.
                      (Formerly Columbialum Staffing, Inc.)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Resolve Staffing, Inc. ("Resolve") is presented to assist in understanding Resolve's financial statements. The financial statements and notes are the representation of Resolve's management who is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America consistently applied in the preparation of the financial statements.

Nature of Operations

Resolve Staffing, Inc. (formerly Columbialum Staffing, Inc.) was organized under the laws of the State of Nevada on April 9, 1998. Integra Staffing, Inc., was organized under the laws of the State of Florida on August 16, 1999 (collectively referred to as "Resolve").

Resolve was in the development stage until its merger with Integra Staffing, Inc. on December 10, 2001.

Integra Staffing, Inc. (Integra) is a temporary staffing company. Integra's strategy has been to provide efficient and affordable solutions to its customers' employment and labor force needs.

Reverse Merger Method of Accounting

Following the acquisition, the former management of Integra became the management of Resolve and the former stockholders of Integra were issued approximately 60% of the outstanding shares of Resolve's $0.001 par value common stock. In accordance with accounting principles generally accepted in the United States of America, Resolve's acquisition of Integra has been accounted for as a reverse merger. As a result, Integra has been treated as the acquiring entity and Resolve has been treated as the acquired entity for accounting purposes. The historical financial statements of Integra have become the historical financial statements of Resolve in connection with the acquisition. Similarly, the historical equity and retained deficit of Integra prior to the acquisition have been retroactively restated for the equivalent number of shares issued in connection with the acquisition. The balance sheet reflects the financial position of Resolve at December 31, 2001. The related statements of operations, cash flow and stockholders' equity reflect the operations of Resolve for the year ended December 31, 2001.

Principles of Consolidation

The consolidated financial statements include the accounts of Resolve Staffing, Inc. (formerly Columbialum Staffing, Inc.) and its wholly owned subsidiary Integra Staffing, Inc. All significant intercompany accounts and transactions have been eliminated.

Basis of Accounting

Resolve maintains its financial records and financial statements on the accrual basis of accounting. The accrual basis of accounting provides for matching of revenues and expenses.




                       Read independent auditor's report.

                             RESOLVE STAFFING, INC.
                      (Formerly Columbialum Staffing, Inc.)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue and Cost Recognition

Service revenues generated from employees on customer assignments to its clients, under client service agreements, are recognized as income at the time service is provided, while service revenues generated from permanent placement services are recognized at the time the customer agrees to hire a candidate supplied by the Company. In consideration for payment of such service fees, Resolve agrees to pay the following direct costs associated with the worksite employees: (a) salaries and wages, (b) employment-related taxes and (c) workers' compensation insurance premiums. These costs are recorded on the accrual accounting of accounting.

Cash and Cash Equivalents

For purposes of the statement of cash flows, Resolve considers amounts held by financial institutions and short-term investments with an original maturity of 90 days or less to be cash and cash equivalents.

Accounts Receivable

Resolve's trade accounts receivable result from the sale of its services in West Central Florida, and consist primarily of private companies. Resolve uses the allowance method to account for uncollectible accounts.

Concentration of Credit Risk

Financial instruments, which potentially expose Resolve to concentrations of credit risk, as defined by FASB Statement No. 105, Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentration of Credit Risk, consist principally of trade receivables.

Resolve's trade accounts receivable result from the sale of its services with customers based in West Central Florida, and consist primarily of private companies. In order to minimize the risk of loss from these private companies, credit limits, ongoing credit evaluation of its customers, and account monitoring procedures are utilized. Collateral is not generally required. Allowances for potential credit losses are maintained, when realized, have been within management's expectations.

The Company is obligated to pay the salaries, wages and related benefit costs and payroll taxes of worksite employees. Accordingly, the Company's ability to collect amounts due from customers could be affected by economic fluctuations in its markets or these industries.

Financial Instruments

Resolve estimates that the fair value of all financial instruments at December 31, 2001 and 2000 do not differ materially from the aggregate carrying value of its financial instruments recorded in the accompanying balance sheets.


                        Read independent auditor's report

                             RESOLVE STAFFING, INC.
                      (Formerly Columbialum Staffing, Inc.)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and Equipment

Property and equipment are recorded at historical cost and include expenditures, which substantially increase the useful lives of existing property, plant and equipment. Maintenance and repairs are charged to operations when incurred.

Depreciation of property and equipment is computed primarily using the straight-line method based on estimated useful lives (furniture and fixtures, 6 to 7 years, office equipment 5 to 7 years, and computers and software, 3 to 5 years). Depreciation for income tax purposes is computed principally using straight line method and lives.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company provides for workers' compensation, health care insurance and unemployment taxes related to its employees. A deterioration in claims experience could result in increased costs to the Company in the future. The Company records an estimate of any existing liabilities under these programs at each balance sheet date. The Company's future costs could also increase if there are any material changes in government regulations related to employment law or employee benefits.

Advertising Costs

Advertising costs, except for costs associated with direct-response advertising, are charged to operations when incurred. The costs of direct-response advertising are capitalized and amortized over the period during which future benefits are expected to be received. Resolve does not have direct-response advertising during the years ended December 31, 2001 and 2000.

Income Taxes

Resolve records its federal and state income tax liability in accordance with Financial Accounting Standards Board Statement No. 109 "Accounting for Income Taxes". Deferred taxes payable are provided for differences between the basis of assets and liabilities for financial statements and income tax purposes, using current tax rates. Deferred tax asset is the expected benefit of a net operating loss carryover and general business credits that are available to offset future income taxes.


                       Read independent auditor's report.

                             RESOLVE STAFFING, INC.
                      (Formerly Columbialum Staffing, Inc.)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loss Per Share

Resolve records basic and fully diluted loss per share in accordance with Financial Accounting Standards Board Statement No. 128, "Earnings per Share". Basic earnings (loss) per share includes no dilution and is computed by dividing income (loss) available to common stockholders by the weighted average number of shares outstanding for the period. Diluted earnings (loss) per share reflect the potential dilution of securities that could share in the earnings (loss) of the entity.

Dividend Policy

Resolve has not yet adopted a policy regarding payment of dividends.

Fiscal Year

Resolve has elected December 31 as its fiscal year end.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.


NOTE B - PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2001 and 2000 is summarized as follows:

                                                    2001                2000
                                                -----------       ------------
Computer software                               $     5,590       $      2,197
Computers                                             6,187              2,827
Furniture and fixtures                                5,079              2,500
Office equipment                                     11,576              4,212
                                                     28,382             11,736
Less accumulated depreciation                        (8,203)            (3,729)
                                                -----------       ------------
     Net property and equipment                 $    20,179       $      8,007
                                                ===========       ============

Depreciation expense for the years ended December 31, 2001 and 2000 was $4,473 and $3,104, respectively.

NOTE C - CONVERTIBLE DEBENTURES PAYABLE

On November 16, 2001, Resolve borrowed $7,300 from an former shareholders of Integra and unrelated individuals secured by a 5% convertible debenture due December 31, 2002. The debenture is convertible into Resolve's $0.0001 par value common stock at $0.001 per share through the debenture's maturity date.

                       Read independent auditor's report.

                             RESOLVE STAFFING, INC.
                      (Formerly Columbialum Staffing, Inc.)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


NOTE C - CONVERTIBLE DEBENTURES PAYABLE (Continued)

On December 6, 2001, Resolve borrowed $11,150 from an unrelated individuals secured by a 6% convertible debenture due June 30, 2003. The debenture is convertible into Resolve's $0.0001 par value common stock at $0.10 per share through the debenture's maturity date.

NOTE D - AMENDMENT OF ARTICLES OF INCORPORATION

During the year ended December 31, 2001, Resolve approved an amendment its articles of incorporation to (a) change the name of the company from Columbialum, Ltd. to Columbialum Staffing, Inc.; (b) reduce the par value of its common stock and preferred stock from $0.01 to $0.0001; (d) increase the number of common shares Resolve is authorized to issue from 20,000,000 to 50,000,000; and (e) increase the number of preferred shares Resolve is authorized to issue from 2,000,000 to 10,000,000 shares.

NOTE E - INCOME TAXES

From its inception through December 31, 2001, Resolve has an accumulated loss of $402,278, which can be used to offset future income through 2014 for financial reporting purposes.

For income tax purposes Resolve has a net operating loss carryover of $402,278 which can be used to offset future Federal and state taxable income through 2016 as indicated below:

           Year ended December 31,                   Losses
                                                --------------
                      2014                      $       13,649
                      2015                              99,107
                      2016                             289,522
                                                --------------
                     Total                      $      402,278
                                                ==============

The potential tax benefit of these losses and credits is estimated as follows:

               Future tax benefit               $      112,600
               Valuation allowance                    (112,600)
                                                --------------
               Future tax benefit               $            -
                                                ==============

At December 31, 2001 and 2000, no deferred tax assets or liabilities were recorded in the accompanying financial statements.

NOTE F - LOSS PER SHARE

Resolve has reported basic loss per share based on the weighted average number of shares outstanding for the periods, and has reported fully diluted loss per share including the 7,411,000 (354,833 after the stock split) reserved for the conversion of the 5% and 6% convertible debentures dated November 16, 2001 and December 6, 2001, respectively, and 5,000,000 reserved for the conversion of warrants.


                       Read independent auditor's report.

                             RESOLVE STAFFING, INC.
                      (Formerly Columbialum Staffing, Inc.)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000

NOTE G - EQUITY INCENTIVE PLAN

During the year ended December 31, 2001, Resolve adopted a 2001 Equity Incentive Plan ("Incentive Plan") for the benefit of key employees (including officers and employee directors) and consultants of Resolve and its affiliates. The Incentive Plan is intended to provide those persons who have substantial responsibility for the management and growth of Resolve with additional incentives and an opportunity to obtain or increase their proprietary interest in Resolve, encouraging them to continue in the employ of Resolve. Resolve allocated 3,000,000 shares of its common stock to the Incentive Plan.

NOTE H - COMMITMENTS AND CONTINGENCIES

                                Operating Leases

Currently, Resolve leases its operating office space on a 3 year lease through October 31, 2003, at the current rate of approximately $1,618 per month. The lease includes an escalation clause and allocation of common area maintenance costs. During the current year, Resolve terminated a lease previously assumed on a second location. Mr. Gale Porter, the president of Resolve provides executive office space to the company, at no cost, until such time as Resolve raises sufficient funds for an adequate level of operations.

The future maturities of minimum lease payments under these leases are as follows:

               Year ended December 31,                   Amount
                                                    --------------
                          2002                      $       21,334
                          2003                              18,920
                    Thereafter                                   0
                                                    --------------
                         Total                      $       30,254
                                                    ==============


NOTE I - MERGER AND CHANGE OF MANAGEMENT

On September 27, 2001, the shareholders of Resolve entered into a Securities Exchange Agreement, as amended, to exchange 100% of the issued and outstanding common stock of Integra Staffing, Inc., ("Integra") for an aggregate of 1,500,000 shares (50,000 shares post reverse split) of Resolve's $0.0001 par value common stock.

The effective date of the transaction was December 10, 2001. On the effective date of the transaction, the former shareholders of Integra owned approximately 60% of the outstanding stock of Resolve. The transaction was recorded as a reverse merger. In connection with the transaction, a related party contributed $6,400 due to him by Resolve to paid-in capital.

On the effective date of the transaction, Rene Morissette, the former President, Treasurer, Secretary and sole Director of Resolve resigned, and Charles Lincoln, CEO and Director of Integra became CEO and Chairman of Resolve. Additionally, R. Gale Porter, former President and Director of Integra became President of Resolve, and Cristino L. Perez, former Secretary, Treasurer and Director of Integra became Secretary and Treasurer of Resolve.

                       Read independent auditor's report.

                             RESOLVE STAFFING, INC.
                      (Formerly Columbialum Staffing, Inc.)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


NOTE J -  CASH FLOW SUPPLEMENTAL INFORMATION

Cash paid for interest during the years ended December 31, 2001 and 2000 amounted to $21,598 and $226 respectively.

NOTE K - NON-CASH TRANSACTIONS

In connection with the acquisition of Integra Staffing, Inc., Resolve issued 1,500,000 shares (50,000 shares post reverse split) of its $0.0001 par value common stock in exchange for 100% of the outstanding common stock of that company. Also, a shareholder contributed property and equipment with an adjusted basis of $7,825. as paid-in capital.

NOTE L - SUBSEQUENT EVENTS

Mr. Charles Lincoln resigned as an officer and director of Resolve by letter dated March 18, 2002, citing disagreements with matters relating to the Resolve's operations, policies, practices, and lack of confidence in the management of the Resolve and solely to comply with the terms of a funding offer approved by the Board of Directors. Management believes Mr. Lincoln's assertions are without merit and is responding to Mr. Lincoln's assertions in an information statement being filed with the Securities and Exchange Commission on Form 8-K.

The Board of Directors authorized the issue and sale of its 18% Subordinated Convertible Note due October 1, 2002 in the aggregate principal amount of not more than U.S. $250,000. Resolve has the option to extend the maturity date for up to two successive three months periods ending January 1, 2003 and April 1, 2003. The principal amount of the notes are convertible into shares of Resolve's $0.0001 par value common stock at $2 per share ($60 per share post-split). As of March 24, 2002, notes have been issued in the amount of $100,000.

NOTE M - PREPAID EXPENSES & OTHER ASSETS (Unaudited)

At September 30, 2002, the components of Prepaid Expenses & Other Assets are summarized as follows:

                                                            Amount
                                                        -------------
               Prepaid insurance                        $      84,799
               Prepaid interest                                   500
               Trademark                                        2,325
               Deposits                                         2,190
                                                        -------------
                    Total                               $      89,814
                                                        =============


Resolve financed its insurance premiums, including its workers compensation insurance and is presently committed to pay $8,088 per month through November 2002. The Company estimated its future payroll on the assumption that certain growth and/or an acquisition would be consummated during the year, neither of which has occurred. The prepaid insurance consist of the unamortized portion of its insurance premiums as well the overpayment on its workers compensation premiums, which the Company expects to receive in March 2003, the termination the policy period.


                       Read independent auditor's report.

                             RESOLVE STAFFING, INC.
                      (Formerly Columbialum Staffing, Inc.)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


NOTE N - RELATED PARTIES TRANSACTIONS (Unaudited)

During the three months ended September 30, 2002, Resolve borrowed $3,287 from its former president, R. Gale Porter, and $15,980 from other shareholders. The debts are not evidenced by promissory note, and no interest is being paid by the Company. The full amount of the notes remain outstanding at September 30, 2002.

During the three months and nine months ended September 30, 2002, the President and Chief Financial Officer provided services to Resolve valued at $23,400 and $64,600, which were donated to the Company.

NOTE O - COMMITMENTS (Unaudited)

On June 14, 2002, Resolve entered into a lease agreement, effective July 8, 2002, for approximately 1,056 square feet of office space, housing its operating offices. The lease term is for 3 years, expiring June 30, 2005 at $1,106 per month, plus applicable Florida sales taxes. Resolve has an option to renew the lease for two successive terms under the same terms and conditions as the original lease. The former premises housing the operating offices were lease to another tenants, therefore, Resolve was relieved of any liability on the remainder of the lease after August 31, 2002.

Resolve previously occupied a 1,540 square feet office space, housing its operating offices, pursuant to a three-year lease expiring October 30, 2002. The space has been leased to another tenant, therefore, Resolve was relieved of any liability on the remainder of the lease after August 31, 2002.

As a result of Mr. R. Gale Porter, the Company's president, the arrangement for the use of executive offices at no cost to the Company was terminated. The Company's operations were consolidated at the new leased premises.

The future maturities of minimum lease payments under this lease are as follows:

               Year ended December 31,                       Amount
                                                         ----------------
                          2002                             $       6,636
                          2003                                    13,272
                    Thereafter                                    19,908
                                                           -------------
                         Total                             $      39,816
                                                           =============

NOTE P - AMENDMENT OF ARTICLES OF INCORPORATION AND STOCK INCENTIVE PLAN (Unaudited)

On May 28, 2002, Resolve approved an amendment its articles of incorporation to
(a) change the name of the company from Columbialum Staffing, Inc. to Resolve Staffing, Inc.; (b) reverse split the outstanding shares of common stock one-for-thirty; (c) maintain the par value of Resolve's common stock at $0.0001;
(d) restore the number of common shares Resolve is authorized to issue to 50,000,000. Resolve's 2001 Stock Incentive Plan was also amended to restore the number of shares which may be issued under the plan to 3,000,000 and to permit the issuance of unrestricted shares. The number of shares outstanding and the earnings per share calculations have been retroactively restated for the 1 for 30 reverse stock split for all periods presented.


                       Read independent auditor's report.

                             RESOLVE STAFFING, INC.
                      (Formerly Columbialum Staffing, Inc.)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


NOTE Q - SALE OF SECURITIES (Unaudited)

On June 24, 2002, Resolve sold 5,000,000 units each consisting of one share of common stock and one five-year $.15 common stock purchase warrant for $200,000. In summary, 1,000,000 units were issued for $40,000 in cash, 2,500,000 units were issued in exchange for the cancellation of $100,000 debt evidenced by 18% promissory notes and, 1,500,000 units were issued in exchange for the satisfaction of other outstanding debt of $60,000.

NOTE R - SUBSEQUENT EVENTS (Unaudited)

On July 27, 2002, Resolve filed a registration statement on Form SB-2 with the Securities and Exchange Commission under the Securities Act of 1933, whereby 3,399,225 shares of its common are being registered and offered (including 111,500 shares underlying convertible debentures and 5,000,000 shares underlying the warrants). The Company is in the process of revising the registration statement, including the number of shares and warrants being registered.

Resignation of the President

Effective October 23, 2002, Mr. R. Gale Porter resigned as president of the Company. On December 2, 2002, Donald E. Quarterman, Jr., was appointed President and a director and William A. Brown was appointed Vice President and a director.







                       Read independent auditor's report.

================================================================================




                                3,656,760 Shares



                             Resolved Staffing, Inc.

                                  Common Stock


                            ------------------------


                               P R O S P E C T U S


                            December _________, 2002



                            ------------------------


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

         The Certificate of Incorporation and By-laws of the Company provide that the Company shall indemnify to the fullest permitted by Nevada law any person whom it may indemnify thereunder, including directors, officers, employees and agents of the Company. Such indemnification (other than as ordered by a court) shall be made by the Company only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct i.e., such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company. Advances for such indemnification may be made pending such determination. Such determination shall be made by a majority vote of a quorum consisting of disinterested directors, or by independent legal counsel or by the stockholders. In addition, the Certificate of Incorporation provides for the elimination, to the extent permitted by Nevada law, of personal liability of directors to the Company and its stockholders for monetary damages for breach of fiduciary duty as directors.

         The Company has also agreed to indemnify each director and executive officer pursuant to an Indemnification Agreement with each such director and executive officer from and against any and all expenses, losses, claims, damages and liability incurred by such director or executive officer for or as a result of action taken or not taken while such director or executive officer was acting in his capacity as a director, officer, employee or agent of the Company. The obligations of the Company for indemnification is limited to the extent provided in the Nevada Corporation Act and is also limited in situations where, among others, the indemnitee is deliberately dishonest, gains any profit or advantage to which he is not legally entitled or is otherwise indemnified.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution

         The following table sets forth the estimated expenses payable by the Company in connection with the sale and distribution of the securities being registered.

         SEC Registration Fee................................  $     74.55
         Printing and Duplicating Expenses...................  $  5,000.00
         Legal Fees and Expenses.............................  $ 24,000.00
         Accounting Fees and Expenses........................  $  5,000.00
         Transfer Agent and Registrar Fees...................  $  2,500.00
         Miscellaneous.......................................  $  3,425.45
                                                               -----------

                  Total......................................  $ 40,000.00*
-------
*Estimated

Item 26. Recent Sales of Unregistered Securities

         Please see pages 10 to 11 of the Prospectus under the caption "Recent Sales of Unregistered Securities."

Item 27. Exhibits, Financial Statement Schedules and Reports on Form 8-K

     (a)  Exhibits

         2.1 Stock Purchase Agreement between M. Richard Cutler, Vi Bui and Premier Ventures, Inc. dated as of September 24, 2001 (1)

         2.2 Stock Purchase Agreement between Premier Ventures, Inc. and Work Holdings, LLC dated as of September 27, 2001 (1)

         2.3 Securities Exchange Agreement dated November 23, 2001 between Columbialum, Ltd. and the shareholders of Integra Staffing, Inc. (2)

         3.1      Articles of Incorporation of the Company (3)

         3.2      Bylaws of the Company (3)

         3.3 Amendment to Articles of Incorporation dated January 15, 2002, filed January 22, 2002 (4)

         3.4      Amendment to Articles of Incorporation filed May 29, 2002

         4.1 Form of 5% Convertible Subordinated Debenture due December 31, 2002 (5)

         4.2      Form of 6% Convertible Subordinated Debenture due June 30,
                  2003 (5)

         4.3      Form of 18% Convertible Note due October 1, 2002 (5)

         4.4      Form of $.15 warrant expiring June 30, 2007



         5 Opinion of Sommer & Schneider LLP as to the validity of the securities registered hereunder (by amendment)

         10.1 Lease dated August 23, 1999 between Fletcher Associates, Inc. and Integra Staffing, Inc. (5)

         10.2 Consulting Agreement dated October 1, 2001 between the Company and Apogee Business Consultants, Inc. (5)

         10.3     The Company's 2001 Equity Incentive Plan (5)


         10.4     Amendment to the 2001 Equity Incentive Plan (6)

         10.5     Form of Registration Rights Agreement (6)

         10.6 Lease dated June 19, 2002 between the Company and Tampa Associates (6)

         10.7 Lock-up and Registration Agreement with R. Gale Porter, dated November 22, 2002

         11 Statement re computation of per share earnings: See Notes to Consolidated Financial Statements

         13       None

         16.1 Letter dated March 5, 2002, from Haskell & White LLP, Certified Public Accountants to the Registrant regarding change of certifying accountant. (4)

         16.2 Letter dated March 5, 2002, from Haskell & White LLP, Certified Public Accountants regarding agreement with comments in Form 8-K (4)

         21       List of Subsidiaries - Integra Staffing, Inc. (Florida) 100%

         23.1     Consent of Sommer & Schneider LLP (to be included as part of
                  Exhibit 5)

         23.2     Consent of independent Certified Public Accountant

         24       Power of Attorney (included in the signature page)

         25       None

         26       None
-----

(1) Incorporated by reference to the exhibits filed with the Company's Current Report on Form 8-K dated September 27, 2001.

(2) Incorporated by reference to the exhibits filed with the Company's Current Report on Form 8-K dated December 12, 2001.

(3) Incorporated by reference to the exhibits filed with the corresponding exhibits numbers filed with the Company's Form 10-SB Registration Statement field February 14, 2000.

(4) Incorporated by reference to the exhibits filed with the Company's Current Report on Form 8-K dated March 1, 2002.

(5) Incorporated by reference to the exhibits filed with the Company's Report on Form 10-KSB for year ended December 31, 2001.


(6) File with the initial finling of the Registration Statement on Form SB-2 on July 29, 2002.


Item 28. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.


         (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and


         (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

(5) In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on December 20, 2002.


                                      RESOLVE STAFFING, INC.




                                      By:  /s/  Donald E. Quarterman, Jr.
                                          -----------------------------------
                                          Donald E. Quarterman, Jr.
                                          President, Chief Operating Officer


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Donald E. Quarterman, Jr., his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, from such person and in each person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement or any Registration Statement relating to this Registration Statement under Rule 462 and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 20, 2002.


Signatures                                                   Date
----------                                                   ----

/s/ Donald E. Quarterman, Jr.                                December 20, 2002
-----------------------------------------------------
Donald E. Quarterman, Jr.,  President, Chief Operating
Officer and Director (Principal Executive Officer)

/s/ Cristino L. Perez                                        December 20, 2002
-----------------------------------------------------
Cristino L. Perez, Treasurer, Secretary,
Chief Financial Officer and Director (Principal
Financial and Accounting Officer)


/s/ William A. Brown                                         December 20, 2002
-----------------------------------------------------
William A. Brown, Director